Exhibit 10.1

EXECUTION VERSION

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REVOLVING CREDIT AND
 LETTER OF CREDIT AGREEMENT

Dated as of April 6, 2018

Among

CIGNA CORPORATION,
 HALFMOON PARENT, INC.,

THE GUARANTORS FROM TIME TO TIME PARTIES HERETO,

THE BANKS NAMED HEREIN,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

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JPMORGAN CHASE BANK, N.A.,
CITIGROUP GLOBAL MARKETS INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
MORGAN STANLEY SENIOR FUNDING, INC.,
MUFG BANK, LTD, and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Book Managers

CITIBANK, N.A.,
as Syndication Agent

and

BANK OF AMERICA, N.A.,
MORGAN STANLEY SENIOR FUNDING, INC.,
MUFG BANK, LTD, and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agents

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SCHEDULE 1	-	COMMITMENTS
SCHEDULE 2	-	PRICING SCHEDULE
SCHEDULE 3	-	EXISTING LETTERS OF CREDIT

EXHIBITS

EXHIBIT A-1	-	Form of Notice of Issuance
EXHIBIT A-2	-	Form of Notice of Increase
EXHIBIT A-3	-	Form of Notice of Reduction

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EXHIBIT B	-	Form of Notice of Borrowing
EXHIBIT C	-	Form of Note
EXHIBIT D	-	Form of Assignment and Assumption
EXHIBIT E	-	Form of Additional Guarantor Supplement
EXHIBIT F-1	-	Form of United States Tax Compliance Certificate (For Foreign Banks That Are Not Partnerships For United States Federal Income Tax Purposes)
EXHIBIT F-2	-	Form of United States Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For United States Federal Income Tax Purposes)
EXHIBIT F-3	-	Form of United States Tax Compliance Certificate (For Foreign Participants That Are Partnerships For United States Federal Income Tax Purposes)
EXHIBIT F-4	-	Form of United States Tax Compliance Certificate (For Foreign Banks That Are Partnerships For United States Federal Income Tax Purposes)

iii

REVOLVING CREDIT AND LETTER OF CREDIT AGREEMENT dated as of April 6, 2018 among CIGNA CORPORATION, a Delaware corporation (together with its successors and assigns, "Cigna"), HALFMOON PARENT, INC., a Delaware corporation (together with its successors and assigns, "Holdco"), the direct and indirect Subsidiaries of the Company from time to time party to this Agreement, as Guarantors, the financial institutions (together with their respective successors and assigns and each financial institution that becomes a lender pursuant to Sections 3.04(e) and 3.04(f), each a "Bank" and, collectively, the "Banks") listed under the heading "Banks" on the signature pages hereof, and JPMORGAN CHASE BANK, N.A. ("JPMorgan"), as administrative agent (in such capacity, together with its successors in such capacity, the "Administrative Agent") as herein provided.

WHEREAS, Cigna, certain banks and JPMorgan, as administrative agent, are parties to a Fifth Amended and Restated Revolving Credit and Letter of Credit Agreement dated as of December 22, 2017 (the "Existing Agreement").

WHEREAS, Cigna intends to acquire (the "Express Scripts Acquisition") all of the outstanding shares of common stock of Express Scripts Holding Company ("Express Scripts", and together with its Subsidiaries, the "Express Scripts Group") pursuant to an agreement and plan of merger dated March 8, 2018 (including the exhibits and schedules thereto, collectively, the "Express Scripts Acquisition Agreement") by Cigna, Express Scripts, Holdco, a wholly-owned Subsidiary of Cigna, Halfmoon I, Inc., a wholly-owned Subsidiary of Holdco and Halfmoon II, Inc., a wholly-owned Subsidiary of Holdco, which will be effected through (x) the merger by Halfmoon I, Inc. with and into Cigna, with Cigna surviving as a wholly-owned Subsidiary of Holdco (the "Reorganization") and (y) the merger of Halfmoon II, Inc. with and into Express Scripts, with Express Scripts surviving as a wholly-owned Subsidiary of Holdco.

WHEREAS,  on and after the Reorganization, Cigna shall not have any rights, benefits, duties or obligations under this Agreement or any Loan Document as the Company (and upon the Reorganization, Cigna shall be automatically discharged and released from all such duties and obligations on the terms set forth herein).

WHEREAS, in connection with the foregoing, the Company has requested that the Banks replace the Existing Agreement with a new revolving credit facility and the parties are prepared to do so on the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
 DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition by the Company or any of its Subsidiaries of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition by the Company or any of its Subsidiaries of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary of the Company, or (c) a merger or consolidation or any other combination by the Company or any of its Subsidiaries with another Person (other than a Person that is a Subsidiary) provided that the Company (or a Person that succeeds to the Company pursuant to Section 7.02(b) in connection with such transaction or series of related transactions) or a Subsidiary of the Company (or a Person that becomes a Subsidiary of the Company as a result of such transaction) is the surviving entity; provided that any Person that is a Subsidiary at the time of execution of the definitive agreement related to any such transaction or series of related transactions (or, in the case of a tender offer or similar transaction, at the time of filing of the definitive offer document) shall constitute a Subsidiary for purposes of this definition even if in connection with such transaction or series of related transactions, such Person becomes a direct or indirect holding company of the Company.

"Acquisition Debt" means any Debt of the Company or any of its Subsidiaries that has been issued for the purpose of financing, in whole or in part, a Material Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Debt of the Company, any of its Subsidiaries or the person(s) or assets to be acquired); provided that (a) the release of the proceeds thereof to the Company and its Subsidiaries is contingent upon the consummation of such Material Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such acquisition is terminated prior to the consummation of such Material Acquisition or if such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Debt, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Company and its Subsidiaries in respect of such Debt) or (b) such Debt contains a "special mandatory redemption" provision (or other similar provision) or otherwise permits such Debt to be redeemed or prepaid if such Material Acquisition is not consummated by the date specified in the definitive documentation relating to such Debt (and if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated in accordance with its terms prior to the consummation of such Material Acquisition or such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Debt, such Debt is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be).

"Additional Commitment Bank" has the meaning set forth in Section 3.04(e).

"Administrative Agent" has the meaning set forth in the introduction hereto.

"Administrative Agent's Account" means the account of the Administrative Agent maintained by the Administrative Agent at JPMorgan at 500 Stanton Christiana Rd., Newark, Delaware 19713, ABA#021 000 021, Account No. 9008113381H0521, Account Name: LS2 Incoming Account/Reference:  Cigna Corp 12/2017, Attention:  Loan & Agency, or such other account as may from time to time be designated by the Administrative Agent to the Company and the Banks in writing.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Advance" means an advance by a Bank to the Company as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Advance).

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

"Agent Parties" has the meaning set forth in Section 10.02(c).

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to money laundering, bribery or corruption.

"Applicable Commitment Fee Rate" means, for any Rating Level Period, the rate per annum set forth in Schedule 2 opposite the reference to such Rating Level Period under the heading "Applicable Commitment Fee Rate".  Each change in the Applicable Commitment Fee Rate resulting from a Rating Level Change shall be effective on the date of such Rating Level Change.

"Applicable Lending Office" means, with respect to any Bank, such Bank's Domestic Lending Office in the case of any Base Rate Advance and such Bank's Eurodollar Lending Office in the case of any Eurodollar Rate Advance.

"Applicable Margin" means, (a) with respect to any Eurodollar Rate Advance, for any Rating Level Period, the rate per annum set forth in Schedule 2 opposite the reference to such Rating Level Period under the heading "Applicable Margin for Eurodollar Rate Advances" and (b) with respect to any Base Rate Advance, for any Rating Level Period, the rate per annum set forth in Schedule 2 opposite the reference to such Rating Level Period under the heading "Applicable Margin for Base Rate Advances".  Each change in the Applicable Margin resulting from a Rating Level Change shall be effective on the date of such Rating Level Change.

"Applicable Percentage" means, with respect to any Bank, at any time, the ratio, expressed as a percentage, of (a) the aggregate amount of such Bank's Commitment at such time to (b) the Total Commitments at such time.

"Arrangers" means JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation's or any of its Subsidiaries' investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Morgan Stanley Senior Funding, Inc., MUFG Bank, Ltd and Wells Fargo Securities, LLC.

"Assignment and Assumption" means an assignment and assumption entered into by a Bank and an Eligible Bank (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

"Bank" and "Banks" have the meanings set forth in the introduction hereto (and shall include each Issuing Bank unless the context otherwise requires).

"Bank Insolvency Event" means that (a) a Bank or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Bank or its Parent Company is the subject of a Bail-In Action or a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Bank or its Parent Company, or such Bank or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Bank Insolvency Event shall not have occurred solely by virtue of the ownership or acquisition of any equity interest in such Bank or its Parent Company by a governmental authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank.

"Base Rate" means, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by JPMorgan in New York, New York from time to time as JPMorgan's base (or prime) rate;

(b) 0.50% per annum above the Federal Funds Rate for such day; and

(c) subject to Section 1.04, the ICE Benchmark Administration Limited LIBOR Rate applicable to Dollars for a period of one month ("One Month LIBOR") plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be equal to the rate appearing on Reuters Page LIBOR01 (or other commercially available source providing such quotations as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. London time on such day or, if such day is not a Business Day, the Business Day preceding such day); provided that (i) if One Month LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement and (ii) if One Month LIBOR as so determined is not available for any day, this clause (c) shall be disregarded in determining the Base Rate for such day.

"Base Rate Advance" means an Advance that bears interest as provided in Section 3.06(a).

"Beneficiary" means the beneficiary of a Letter of Credit.

"Benefit Plan" means any of (a) an "employee benefit plan" (as defined in ERISA) that is subject to Title I of ERISA, (b) a "plan" as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such "employee benefit plan" or "plan".

"Borrowing" means a borrowing consisting of simultaneous Advances of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Banks pursuant to Section 3.01(a).

"Bridge Facility" means the senior unsecured bridge term loan facility contemplated by that certain commitment letter, dated March 8, 2018, among Morgan Stanley Senior Funding, Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd. (now known as MUFG Bank, Ltd), Cigna and Holdco.

"Business Day" means a day of the year on which commercial banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings in Dollars between banks may be carried out in the London interbank market.

"Capital Markets Debt" means any Debt consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act of 1933 or (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act of 1933, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the Securities and Exchange Commission.  The term "Capital Markets Indebtedness" shall not, for the avoidance of doubt, be construed to include any Debt issued to institutional investors in a direct placement of such Debt that is not resold by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be so underwritten or resold), or any Debt under the Bridge Facility, Revolving Credit Agreement, any commercial bank facility or similar Debt, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Debt incurred in a manner not customarily viewed as a "securities offering."

"Change in Control" means any of the following events:

(a) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries; or

(b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries becomes the beneficial owner, directly or indirectly, of more than 30% of the then outstanding number of shares of the Company's voting stock; provided, however, that a transaction will not be deemed to involve a Change in Control if (i) the Company becomes a wholly-owned subsidiary of a holding company and (ii)(A) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company's voting stock immediately prior to that transaction or (B) immediately following that transaction no Person is the beneficial owner, directly or indirectly, of more than 30% of the voting stock of such holding company. For purposes of this definition, "voting stock" means capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company, even if the right to vote has been suspended by the happening of such a contingency.

"Change in Law" has the meaning set forth in Section 4.02(a).

"Closing Date" means the date of the consummation of the Express Scripts Acquisition.

"Collateral Account" has the meaning set forth in Section 2.05(a).

"Commitment" means, at any time, for any Bank, the sum of (a) the Initial Commitment of such Bank and (b) on and after the Closing Date and subject to Section 3.04(a), the Incremental Commitment of such Bank, subject to the provisions of Sections 3.04(b) and 3.04(f) relating to reductions and increases of the Commitments.  The Initial Commitments and the Incremental Commitments shall, except as expressly provided otherwise in this Agreement, have identical terms and conditions, and the Incremental Commitments shall be implemented on the Closing Date by way of an increase in the Commitments and shall not constitute a separate tranche of Commitments.

"Communications" has the meaning set forth in Section 10.02(b).

"Company" means (x) prior to the Reorganization, Cigna and (y) on and after the Reorganization, Holdco and, in each case, their successors and assigns.

"Confidential Information" means information furnished to the Administrative Agent or any Bank by or on behalf of the Company or any Subsidiary of the Company relating to the Company or any of its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent or any Bank on a nonconfidential basis prior to such disclosure by the Company or any Subsidiary.

"Confirming Bank" means, with respect to any Letter of Credit and any Bank, any other bank that has confirmed, by a document acceptable to the Beneficiary, the obligations of such Bank under such Letter of Credit.

"Consolidated Subsidiary" means, at any time, any Subsidiary of the Company or other entity the accounts of which would, in accordance with GAAP, be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

"Continue" and "Continuation" refers to the continuation of Eurodollar Rate Advances from one Interest Period to the next as Eurodollar Rate Advances.

"Continuing Banks" has the meaning set forth in Section 3.04(e).

"Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 3.07 or 3.08.

"Cover" has the meaning set forth in Section 2.05(b).

"Debt" of any Person means (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of property or services, (d) obligations of such Person as lessee under leases which would be, in accordance with GAAP, recorded as capital leases, (e) Debt of others secured by a Lien on the property of such Person, whether or not the respective Debt so secured has been assumed by such Person (but excluding, in the case of this clause (e), involuntary Liens on the property of such Person that are being contested in good faith and by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of such Person), and (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above (but excluding, in the case of this clause (f), involuntary obligations of such Person that are being contested in good faith and by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP); provided that the term "Debt" shall exclude Non-Recourse Debt.

"Default" means an Event of Default or an event that, with notice or lapse of time or both, would become an Event of Default.

"Default Interest" has the meaning set forth in Section 3.06(c).

"Defaulting Bank" means at any time, subject to Section 2.07(f), (a) any Bank that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance, make a payment to an Issuing Bank in respect of its LC Exposure or make any other payment due hereunder (each, a "funding obligation"), unless such Bank has notified the Administrative Agent and the Company in writing that such failure is the result of such Bank's good faith determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (b) any Bank that has notified the Administrative Agent, the Company or an Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Bank's good faith determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (c) any Bank that has defaulted on its funding obligations under other loan agreements or credit agreements or other similar financing agreements generally, (d) any Bank that has, for three or more Business Days after written request of the Administrative Agent or the Company, failed to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Bank will cease to be a Defaulting Bank pursuant to this clause (d) upon the Administrative Agent's and the Company's receipt of such written confirmation), (e) any Bank with respect to which, or with respect to whose Parent Company, a Bank Insolvency Event has occurred and is continuing or (f) any Bank that has become the subject of a Bail-In Action (provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.07(a) as a result of a Bank's being a Defaulting Bank nor the performance by Non-Defaulting Banks of such reallocated funding obligations will by themselves cause the relevant Defaulting Bank to become a Non-Defaulting Bank).  Any determination by the Administrative Agent that a Bank is a Defaulting Bank under any of clauses (a) through (f) above will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Bank (subject to Section 2.07(f)) upon notification of such determination by the Administrative Agent to the Company and the Banks.

"Disclosed Litigation" means the legal actions or proceedings disclosed in the report of the Company on form 10‑K, 10-Q or 8‑K most recently filed with the Securities and Exchange Commission prior to the date hereof.

"Dollars" and the sign "$" mean lawful money in the United States of America.

"Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" in its Administrative Questionnaire, or such other office of such Bank as such Bank may from time to time specify to the Company and the Administrative Agent.

"Domestic Subsidiary" means a Subsidiary of the Company that is not a Foreign Subsidiary or FSHCO.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Effective Date" has the meaning set forth in Section 5.01.

"Eligible Bank" means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (b) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $5,000,000,000 so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (b), (c) each Person that is a Bank under this Agreement on the date hereof, (d) Goldman Sachs Lending Partners LLC, and (e) Morgan Stanley Senior Funding, Inc.; provided that none of the Company nor any Guarantor nor any of their respective Affiliates may be an Eligible Bank.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" in its Administrative Questionnaire (or, if no such office is specified, its Domestic Lending Office), or such other office of such Bank as such Bank may from time to time specify to the Company and the Administrative Agent.

"Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum appearing on the LIBOR Screen Rate as of approximately 11:00 a.m. (London time) on the date two Business Days before the first day of such Interest Period as the rate for Dollar deposits having a term comparable to such Interest Period, provided that if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

"Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 3.06(b).

"Event of Default" has the meaning specified in Section 8.01.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a payment by a Loan Party under the Loan Documents or required to be withheld or deducted from a payment by a Loan Party under the Loan Documents: (i) in the case of each Bank and the Administrative Agent, Taxes imposed on its income (however denominated), and franchise Taxes and branch profits Taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or where its principal office is located or, in each case, any political subdivision thereof and, in the case of each Bank, Taxes imposed on its income (however denominated), and franchise Taxes and branch profits Taxes imposed on it, by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision thereof or, in the case of each Bank and the Administrative Agent, Taxes that are imposed as a result of a present or former connection between such Bank or the Administrative Agent, and the jurisdiction of the governmental authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Bank having executed, delivered or performed its obligations or received a payment under this Agreement) (such Taxes arising from a present or former connection, "Other Connection Taxes"), (ii) United States withholding Tax imposed on amounts payable to or for the account of each Bank or Administrative Agent, pursuant to a law in effect on the date on which (I) such Bank or Administrative Agent becomes party to this Agreement (other than pursuant to an assignment request by the Company under Section 4.06) or (II) such Bank changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 4.05, amounts with respect to such Taxes were payable either to such Bank's assignor immediately before such Bank became party to this Agreement, or to such Bank immediately before it changed its Applicable Lending Office, (iii) Taxes attributable to a Bank's failure to comply with Section 4.05(e) and (iv) any United States withholding Tax imposed as a result of FATCA.

"Existing Agreement" has the meaning set forth in the introduction hereto.

"Existing Letter of Credit" means each letter of credit described on Schedule 3.

"Existing Termination Date" has the meaning set forth in Section 3.04(e).

"Express Scripts Acquisition" has the meaning set forth in the introduction hereto.

"Express Scripts Acquisition Agreement" has the meaning set forth in the introduction hereto.

"Extension Date" has the meaning set forth in Section 3.04(e).

"Extension Request" has the meaning set forth in Section 3.04(e).

"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, regulation or rule adopted pursuant to such intergovernmental agreements.

"Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day as provided in clause (a), the Federal Funds Rate for such day shall be the average rate quoted to the Person serving as Administrative Agent on such day on such transactions as determined by the Administrative Agent and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

"Final Maturity Date" means the last day of the Revolving Credit Availability Period.

"Foreign Subsidiary" means (a) each Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia and (b) each Subsidiary of a "controlled foreign corporation" within the meaning of section 957(a) of the Internal Revenue Code.

"Fronting Commitment" means, at any time, for any Issuing Bank, the amount agreed by such Issuing Bank, the Company and the Administrative Agent as such Issuing Bank's commitment to issue Letters of Credit, as such amount is set forth for such Issuing Bank in the Register.

"FSHCO" shall mean any Subsidiary that owns no material assets other than equity interests (including rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership, and including preferred stock) in (a) one or more Foreign Subsidiaries that are "controlled foreign corporations" within the meaning of section 957(a) of the Internal Revenue Code or (b) other FSHCOs.

"GAAP" means, subject to Section 1.03, generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

"Guarantor" and "Guarantors" has the meaning set forth in Section 7.03(a).

"Guaranty" and "Guaranties" has the meaning set forth in Section 7.03(a).

"Hybrid Securities" means, at any time, trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt or other hybrid securities issued by the  Company or any Subsidiary that is accorded at least some equity treatment by S&P at the time of issuance thereof.

"Hybrid Securities Amount" means, with respect to any Hybrid Securities, the principal amount (which principal amount may be a portion of the aggregate principal amount) of such Hybrid Securities that is accorded equity treatment by S&P at the time of issuance thereof.

"Increase Date" has the meaning set forth in Section 3.04(f).

"Incremental Commitment" means, at any time, for any Bank, the amount set forth opposite the name of such Bank on Schedule 1 under the heading "Incremental Commitments" (or (a) if such Bank has entered into an Assignment and Assumption, the amount set forth for such Bank in the Register or (b) if such Bank has become a Bank pursuant to Sections 3.04(e) or 3.04(f), the amount set forth in the instrument by which such Bank became a party hereto), as such amounts may be reduced pursuant to Section 3.04(b) or increased pursuant to Section 3.04(f), which shall represent, subject to Sections 3.04(a), an increase to the Commitment of such Bank on the Closing Date.

"Indemnified Party" has the meaning set forth in Section 10.04(b).

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

"Index Debt" means long-term senior, unsecured, non-credit-enhanced indebtedness of the Company for borrowed money.

"Initial Commitment" means, at any time, for any Bank, the amount set forth opposite the name of such Bank on Schedule 1 under the heading "Initial Commitments" (or (a) if such Bank has entered into an Assignment and Assumption, the amount set forth for such Bank in the Register or (b) if such Bank has become a Bank pursuant to Sections 3.04(e) or 3.04(f), the amount set forth in the instrument by which such Bank became a party hereto).

"Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Company pursuant to the provisions below and thereafter each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Company pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, as the Company may, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided that:

(a) any Interest Period that would otherwise begin before and end after the Final Maturity Date shall end on the Final Maturity Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to fall on the next succeeding Business Day, except that if such extension would cause the last day of such Interest Period to fall in the next following calendar month, the last day of such Interest Period shall fall on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on the last Business Day of an initial calendar month or a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

"Issuing Bank" means each Bank that has a Fronting Commitment on the date of this Agreement, and each other Bank that has agreed to become an Issuing Bank and has been approved as an "Issuing Bank" by the Administrative Agent and the Company in their reasonable discretion, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank that are Eligible Banks, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  Each Bank identified on Schedule 3 as the Issuing Bank in respect of an Existing Letter of Credit shall be deemed to be an Issuing Bank.

"JPMorgan" means JPMorgan Chase Bank, N.A., a national banking association, and its successors and assigns.

 "LC Disbursement" means each payment made by a Bank or an Issuing Bank pursuant to a Letter of Credit.

"LC Expiry Date" means, at any time for any Letter of Credit, the expiry date of such Letter of Credit.

"LC Exposure" means, at any time, for any Bank, the sum of (a) such Bank's Applicable Percentage of the undrawn portion of the Maximum Amount of all Letters of Credit at such time plus (b) such Bank's Applicable Percentage of the aggregate amount of any and all LC Disbursements that have not been reimbursed by or on behalf of the Company at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

"LC Reimbursement Obligation" means the obligation of the Company under Section 2.02 to reimburse to each Bank the amount of each LC Disbursement by such Bank.

"LC Sublimit" means $500,000,000.

"Letter of Credit" means (a) any letter of credit issued by an Issuing Bank pursuant to Section 2.01(a)(1)(i) and (b) each of the Existing Letters of Credit, and in each case any Replacement Letter of Credit therefor.

"Leverage Ratio" means, at any time, the ratio of (a) Total Consolidated Debt to (b) Total Consolidated Capitalization; provided that the Leverage Ratio shall be computed without taking into account (i) "Net unrealized appreciation (depreciation), fixed maturities" as determined in accordance with GAAP in the consolidated balance sheets of the Company or (ii) "Postretirement pension benefits liability adjustment" as determined in accordance with GAAP in the consolidated balance sheets of the Company.

"LIBOR Screen Rate" means, for any day and time, with respect to any Eurodollar Rate Advance for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on such day and time on page LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate), or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, provided that if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

"Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor.

"Loan Documents" means this Agreement, the Notes (if any), the Guaranties (if any, evidenced by an agreement other than this Agreement), and any amendments to any of the foregoing.

"Loan Party" means the Company and each Guarantor, if any.

"Majority Banks" means, at any time, Banks having a majority of the sum of the then aggregate amount of the Revolving Credit Exposures and LC Exposures, provided that the Revolving Credit Exposure and LC Exposure of any Defaulting Bank shall be disregarded in determining Majority Banks at any time.

"Margin Stock" means margin stock within the meaning of Regulation U.

"Material Acquisition" means any Acquisition the total consideration for which is equal to or greater than $250,000,000.

"Material Adverse Change" or "Material Adverse Effect" means a material adverse change in or a material adverse effect on (a) the business, financial condition, operations or properties of the Company and its Subsidiaries, taken as a whole, or (b) the legality, validity or enforceability of any Loan Document.

"Material Debt" means (i) any Debt contemplated by clauses (a) (including commitments with respect to any revolving credit facility) and (b) of the definition thereof (other than Capital Markets Debt) in an aggregate committed or principal amount in excess of $1,000,000,000 and (ii) any Capital Markets Debt, in each case, of the Company.

"Material Subsidiary" means each Subsidiary of the Company (a) whose assets constitute 10% or more of the total assets of the Company and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) or (b) whose revenues constituted 10% or more of the total revenues of the Company and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) during the most recently concluded fiscal year of the Company.

"Maximum Amount" of any Letter of Credit means the amount specified in such Letter of Credit as the maximum aggregate amount that may be drawn thereunder; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any related documentation, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Moody's Rating" means, at any time, the rating of the Index Debt then most recently announced by Moody's.

"New/Increasing Bank" has the meaning set forth in Section 3.04(f).

"Non-Consenting Bank" has the meaning set forth in Section 4.06.

"Non-Defaulting Bank" means, at any time, a Bank that is not a Defaulting Bank.

"Non-Extending Bank" has the meaning set forth in Section 3.04(e).

"Non-Recourse Debt" means any Debt of the Company, any of the Company's Subsidiaries or any consolidated variable interest entities shown on a separate line of the Company's consolidated balance sheet as "non-recourse obligations" if, and so long as, such Debt meets the requirements of clause (a) or clause (b) below, provided that Debt will not fail to qualify as Non-Recourse Debt or be considered an indirect liability of the company solely because a Subsidiary of the Company has indemnified any lender in respect of such Debt against damages resulting from exceptions to non-recourse liability in general usage in the relevant industry at the time such Debt is incurred (such as fraud, waste, misapplication of funds, failure to maintain insurance coverage, and environmental liability):

(a) (i) the instruments governing such Debt limit the recourse (whether direct or indirect) of the holder or holders thereof against the Company and its Subsidiaries for the payment of such Debt to the property securing such Debt and (ii) if such Debt is incurred after the date hereof by the Company or a Subsidiary of the Company which is organized under the laws of the United States or any State thereof, the property securing such Debt is not material to the business, financial condition, operations or properties of the Company and its Subsidiaries, taken as a whole, as determined at the time such Debt is incurred; or

(b) (i) the sole obligors of such Debt are (x) a corporation or other entity (such obligor, a "Specified Entity") formed solely for the purpose of owning (or owning and operating) property which is (or may be) subject to a Lien securing such Debt and (y) other entities that are not Subsidiaries of the Company or other entities in which the Company or any Subsidiary of the Company holds a direct or indirect ownership or other beneficial interest, (ii) such Specified Entity owns no other material property, (iii) the sole collateral security provided by the Company and its Subsidiaries with respect to such Debt (if any) consists of property owned by such Specified Entity and/or the capital stock of (or equivalent ownership interests in) such Specified Entity and (iv) neither the Company nor any of its other Subsidiaries has any liability, direct or indirect, in respect of such Debt other than indemnification obligations to any lender in respect of such Debt against damages resulting from exceptions to nonrecourse liability in general usage in the relevant industry at the time such Debt is incurred such as fraud, waste, misapplication of funds, failure to maintain insurance coverage, and environmental liability.

"Note" shall have the meaning set forth in Section 3.03.

"Notice of Borrowing" has the meaning specified in Section 3.02(a).

"Notice of Increase" has the meaning set forth in Section 2.01(e).

"Notice of Issuance" has the meaning set forth in Section 2.01(e).

"Notice of Reduction" has the meaning set forth in Section 2.01(e).

"Obligations" means, with respect to the Company, all obligations of the Company to pay principal and interest on the Advances, all fees and charges payable hereunder, and all other payment obligations of the Company or any of its Subsidiaries arising under any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

"OECD" means the Organization for Economic Cooperation and Development.

"Other Connection Taxes" has the meaning specified in the definition of "Excluded Taxes".

"Other Taxes" has the meaning specified in Section 4.05(b).

"Outside Expiry Date" means the date ten Business Days prior to the Termination Date.

"Parent Company" means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.

"Participant Register" has the meaning set forth in Section 10.06(f)(ii).

"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

"Permitted Investments" means securities issued or unconditionally guaranteed by the Government of the United States of America or any agency thereof and securities issued or unconditionally guaranteed by the central government of any country that is a member of the OECD, rated AA or better (or the equivalent).

"Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Platform" has the meaning set forth in Section 10.02(c).

"PTE" means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

"Quarterly Dates" means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

"Rating" means the Moody's Rating or the S&P Rating, as the case may be.

"Rating Level Change" means a change in the Moody's Rating or the S&P Rating, that results in a change from one Rating Level Period to another, which Rating Level Change shall be deemed to take effect on the date on which the relevant change in rating is first announced by Moody's or S&P.

"Rating Level Period" means a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period, a Rating Level 4 Period or a Rating Level 5 Period; provided that:

(i) "Rating Level 1 Period" means a period during which the Moody's Rating is at or above A1 or the S&P Rating is at or above A+;

(ii) "Rating Level 2 Period" means a period that is not a Rating Level 1 Period, during which the Moody's Rating is at or above A2 or the S&P Rating is at or above A;

(iii) "Rating Level 3 Period" means a period that is not a Rating Level 1 Period or a Rating Level 2 Period, during which the Moody's Rating is at or above A3 or the S&P Rating is at or above A-;

(iv) "Rating Level 4 Period" means a period that is not a Rating Level 1 Period, a Rating Level 2 Period or a Rating Level 3 Period, during which the Moody's Rating is at or above Baa1 or the S&P Rating is at or above BBB+;  and

(v) "Rating Level 5 Period" means a period that is not a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period or a Rating Level 4 Period,

provided further that (a) if the Moody's Rating and the S&P Rating differ by one Rating Level, then the applicable Rating Level shall be the higher of such Ratings and (b) if the Moody's Rating and the S&P Rating differ by more than one Rating Level, then the applicable Rating Level Period shall be the Rating Level that is one level below the higher of the two Rating Levels (for purposes of the foregoing, Rating Level 1 is the highest and Rating Level 5 is the lowest); and provided further that any period during which there is no Rating shall be a Rating Level 5 Period.

"Register" has the meaning set forth in Section 10.06(d).

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as from time to time amended.

"Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System, as from time to time amended.

"Related Parties" means, with respect to any Person(a) any controlling Person, controlled Affiliate or Subsidiary of such Person, (b) the respective directors, officers or employees of such Person or any of its Subsidiaries, controlled Affiliates or controlling Persons and (c) the respective agents and advisors of such Person or any of its Subsidiaries, controlled Affiliates or controlling Persons.

"Reorganization" has the meaning set forth in the introduction hereto.

"Replacement Letter of Credit" means any letter of credit issued in accordance with the provisions of Section 2.07(e) or 10.06(b)(v), in replacement of and in the same form as the relevant replaced Letter of Credit.

"Responsible Officer" means the Chief Financial Officer, the Treasurer or any Assistant Treasurer of the Company or any Vice President of the Company in the finance department.

"Revolving Credit Availability Period" means (i) with respect to the Initial Commitments, the period from the Effective Date until the Termination Date and (ii) with respect to the Incremental Commitments, the period from the Closing Date until the Termination Date.

"Revolving Credit Commitment" means, for any Bank, at any time, (i) such Bank's Commitment, minus (ii) such Bank's Applicable Percentage of the aggregate Maximum Amount of all outstanding Letters of Credit at such time.

"Revolving Credit Exposure" means, at any time, for any Bank, the sum of (a) the unused amount of such Bank's Revolving Credit Commitment plus (b) the aggregate outstanding principal amount of all Advances by such Bank.

"S&P" means Standard & Poor's Rating Services, a Standard & Poor's Financial Services LLC business, and any successor thereto.

"S&P Rating" means, at any time, the rating of the Index Debt then most recently announced by S&P.

"Sanctioned Country" means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

"Sanctioned Person" means, at any time, (a) any Person (i) listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury at its official website or any other replacement official publication of such list or (ii) listed in any sanctions-related list of sanctioned Persons maintained by the U.S. Department of State, the United Nations Security Council, Her Majesty's Treasury of the United Kingdom, the European Union or any European Union member state or (b) any Person in which a 50% or greater ownership interest is held by any such Person or Persons described in the foregoing clause (a)(i) or which is otherwise controlled by (x) a Person or Persons described in the foregoing clause (a)(i) or (y) a Sanctioned Country.

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty's Treasury of the United Kingdom.

"Solvent" means, with respect to any Person at any time, that (a) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

"Taxes" has the meaning specified in Section 4.05(a).

"Term Loan Credit Agreement" means that certain Term Loan Credit Agreement, dated as of April 6, 2018, among Cigna, Holdco, the administrative agent party thereto, the lenders party thereto and the guarantors, if any, party thereto.

"Termination Date" means April 6, 2023, subject to extension (in the case of each Bank consenting thereto) as provided in Section 3.04(e); provided that if such day is not a Business Day the Termination Date shall be the immediately preceding Business Day.

"Total Commitments" means (i) prior to the Closing Date, $1,500,000,000 and (ii) on or after the Closing Date, an amount equal to the sum of (x) the Total Commitments outstanding immediately prior to the Closing Date plus (subject to Section 3.04(a)) (y) the aggregate amount of the Incremental Commitments of all Banks hereunder, and in each case, as such amounts may be reduced pursuant to Section 3.04(b) or increased pursuant to Section 3.04(f).

"Total Consolidated Capitalization" means, at any time, the sum of (i) Total Consolidated Debt plus (ii) the total amount of shareholder's equity of the Company.

"Total Consolidated Debt" means, at any time, the aggregate outstanding principal amount of Debt of the Company and its Consolidated Subsidiaries of the kinds referred to in clause (a), (b) or (d) of the definition of "Debt" in this Section 1.01, or of the kinds referred to in clause (e) or (f) thereof to the extent relating to Debt of the kinds referred to in said clause (a), (b) or (d), all determined on a consolidated basis in accordance with GAAP, but excluding the aggregate Hybrid Securities Amount to the extent that if such Hybrid Securities Amount were included as Total Consolidated Debt, such Hybrid Securities Amount would not exceed 15% of Total Consolidated Capitalization.

"Type" has the meaning specified in the definition of "Advance."

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.

"U.S. Tax Compliance Certificate" has the meaning set forth in Section 4.05(e)(i)(B).

"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" mean "to but excluding".

SECTION 1.03. Accounting Terms; Terms Generally. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 6.01(e); provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Company or the Majority Banks shall so request, the Administrative Agent, the Banks and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Banks and the Company); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.  Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Debt of the Company or any Subsidiary at "fair value," as defined therein and (b) all leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to December 31, 2016 (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as capital leases) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such leases to be recharacterized as capital leases.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  Unless the context requires otherwise (a) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (b) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

SECTION 1.04. LIBOR Screen Rate Discontinuation.  If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (a) the circumstances set forth in Section 3.07(e) have arisen and such circumstances are unlikely to be temporary or (b) the circumstances set forth in Section 3.07(e) have not arisen but the supervisor for the administrator of the LIBOR Screen Rate or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin).  Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date that a copy of the amendment is provided to the Banks, a written notice from the Majority Banks stating that such Majority Banks object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this Section 1.04 (but, in the case of the circumstances described in clause (b) of the first sentence of this Section 1.04, only to the extent the LIBOR Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and (y) the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Company and the Banks that the circumstances causing such suspension no longer exist; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

ARTICLE II
 LETTERS OF CREDIT

SECTION 2.01. Letters of Credit.

(a) Letters of Credit.  (1) Subject to the terms and conditions of this Agreement, (i) each Issuing Bank severally agrees, at the request of the Company, to issue one or more standby letters of credit hereunder (as from time to time amended, each a "Letter of Credit") on any Business Day on or before the Outside Expiry Date and (ii) each Issuing Bank severally agrees to increase the Maximum Amount of any such Letter of Credit from time to time on or before the Outside Expiry Date; provided that each such issuance of, or increase in the Maximum Amount of, any Letter of Credit shall be subject to the limitations set forth in Section 2.01(a)(4).

(2) Each Letter of Credit shall be in form and substance reasonably satisfactory to the relevant Issuing Bank and the Company.

(3) Each Letter of Credit shall be issued by an Issuing Bank as sole issuer, and the Banks shall be deemed to acquire participations therein on the terms and conditions of Section 2.01(b).

(4) Anything in this Agreement to the contrary notwithstanding, (i) the sum of (x) the aggregate amount of the LC Exposures of all of the Banks plus (y) the aggregate amount of the Revolving Credit Exposures of all of the Banks may not at any time exceed the Total Commitments, (ii) the aggregate amount of the LC Exposures of each Bank plus (y) the aggregate amount of the Revolving Credit Exposure of such Bank may not at any time exceed such Bank's Commitment, (iii) the aggregate Maximum Amount of all Letters of Credit may not at any time exceed the LC Sublimit and the Maximum Amount of all Letters of Credit issued by any Issuing Bank may not exceed the Fronting Commitment of such Issuing Bank, and (iv) no Letter of Credit may provide for an LC Expiry Date later than the Outside Expiry Date.  Subject to clause (iv), any Letter of Credit shall, if requested by the Company, include customary evergreen provisions (including appropriate language allowing the relevant Issuing Bank to exercise non-renewal rights).

(5) Notwithstanding anything herein to the contrary, the Banks shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person to fund any activity or business in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b) Participations in Letters of Credit.  (1) Upon the issuance by an Issuing Bank of a Letter of Credit (and any amendment to a Letter of Credit increasing the amount thereof) in accordance herewith, and without any further action on the part of such Issuing Bank or any Bank, such Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Bank's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each Bank acknowledges and agrees that its acquisition of participations pursuant to this Section 2.01(b) in respect of each Letter of Credit shall be automatic, absolute and unconditional irrespective of the occurrence or continuance of any Default, or any reduction or termination of the Commitments, or any other circumstance whatsoever.

(2) In consideration and in furtherance of the foregoing, each Bank severally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, such Bank's Applicable Percentage of each LC Disbursement made by such Issuing Bank under a Letter of Credit promptly upon the request of such Issuing Bank, through the Administrative Agent, at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Company in full or at any time after any reimbursement payment is required to be refunded to the Company for any reason.

(3) The obligation of each Bank to make payments under clause (2) shall be absolute and unconditional irrespective of any amendment, renewal or extension of any Letter of Credit, the occurrence or continuance of any Default, any reduction or termination of the Commitments, any circumstance referred to in Section 2.02(b), or any other circumstance whatsoever.  Each such payment shall be made without setoff, counterclaim, abatement, withholding or reduction whatsoever and shall be made in the manner provided in Section 3.02 with respect to Advances made by such Bank, and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Banks.  Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that the Banks have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Banks and such Issuing Bank as their interests may appear.  Any payment made by a Bank pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(c) [Reserved].

(d) Existing Letters of Credit.  Effective on the Effective Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued and outstanding under this Agreement (and without limiting the foregoing, effective from and after the Effective Date, Section 2.01(b) shall be deemed to apply to each such Existing Letter of Credit as if each such Existing Letter of Credit, for this purpose, were issued on the Effective Date).

(e) Notices of Issuance, Increase, Reduction of Letters of Credit.  To request the issuance of a Letter of Credit or an increase in the Maximum Amount of a Letter of Credit as provided in Section 2.01(a), the Company shall transmit by electronic communication to the Administrative Agent  not later than 10:00 a.m. New York City time on the requested date of issuance or amendment a notice in substantially the form of Exhibit A‑1 (the "Notice of Issuance") or Exhibit A‑2 (a "Notice of Increase") or such other form as may be reasonably required and previously provided to the Company by the applicable Issuing Bank, as the case may be, specifying, in the case of the Notice of Issuance, the date of issuance thereof, the initial Maximum Amount thereof and the Issuing Bank in respect thereof, and, in the case of a Notice of Increase, the Letter of Credit to which such Notice of Increase relates, the proposed effective date of the amendment effecting the increase in the Maximum Amount thereof and the increased Maximum Amount.  If requested by the applicable Issuing Bank, the Company also shall submit a letter of credit application in connection with any request for a Letter of Credit in a form reasonably satisfactory to such Issuing Bank.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  In addition, the Company may from time to time, by giving notice to the Administrative Agent in substantially the form of Exhibit A-3 (a "Notice of Reduction") by the time provided for notices in the preceding sentence, and with the prior written consent of the Beneficiary of the relevant Letter of Credit, elect to reduce the Maximum Amount of such Letter of Credit in increments of $1,000,000 (or, if less, the remaining undrawn amount thereof).  The Administrative Agent shall promptly notify the Banks of its receipt of any such notice.  The relevant Issuing Bank shall, in the case of any such increase or reduction and subject in the case of a reduction, to its receipt of any required consent from the Beneficiary of such Letter of Credit in form and substance reasonably satisfactory to it, promptly execute and deliver an amendment to such Letter of Credit effecting such increase or reduction, and notify the Banks, the Administrative Agent and the Company of such increase or reduction (confirming the effective date thereof).  If an Issuing Bank has received, at its office specified herein, written notice from the Company, a Bank or the Administrative Agent at least one Business Day prior to the requested date of issuance or amendment of a Letter of Credit, that a condition set forth in Section 5.02(a) or (b) to such issuance or amendment has not been satisfied, such Issuing Bank shall not proceed with such issuance or amendment.

(f) Notices of Non-Extension.  In the case of any Letter of Credit that contains evergreen provisions, the applicable Issuing Bank shall comply with the instructions of the Majority Banks given pursuant to any provisions for non-extension of the expiry date thereof.  So long as the extension would not cause the applicable Letter of Credit to mature after the Outside Expiry Date, the Majority Banks shall give such instructions of non-extension only if the conditions set forth in Section 5.02(a) and (b) are not satisfied.

(g) Applicability of ISP.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

SECTION 2.02. Reimbursement for LC Disbursements, Cover, Etc.

(a) Reimbursement.  The Company agrees to reimburse each Issuing Bank for the full amount of each LC Disbursement under a Letter of Credit issued by such Issuing Bank, each such reimbursement to be made by paying to the Administrative Agent an amount equal to the amount of such LC Disbursement (i) not later than 1:00 p.m., New York City time, on the Business Day that the Company receives notice of such LC Disbursement if such notice is received by it prior to 10:00 a.m., New York City time, on a Business Day or (ii) not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that the Company receives such notice, if such notice is received by it on a day which is not a Business Day or is not received prior to 10:00 a.m., New York City time, on a Business Day.  If the Company fails to make such payment when due with respect to a Letter of Credit, the Administrative Agent shall notify each Bank of the applicable LC Disbursement under such Letter of Credit, the payment then due from the Company in respect thereof and such Bank's Applicable Percentage thereof.  Reimbursements under this Section 2.02(a) may be made with the Company's funds or, subject to the terms and conditions of this Agreement, with the proceeds of a Borrowing.

(b) LC Reimbursement Obligations Absolute.

(1) The obligation of the Company to reimburse the Issuing Banks for LC Disbursements as provided in Section 2.02(a) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under all circumstances, including the following: (i) any lack of validity or enforceability of any Letter of Credit, or of any term or provision therein, (ii) any draft or other document presented under the relevant Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or (iii) payment under the relevant Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit.

(2) The Company shall be obligated to make the reimbursements provided for in this Section 2.02 in respect of each Letter of Credit regardless of the identity of the account party on such Letter of Credit.

(3) None of the Administrative Agent, any Bank or any Issuing Bank or any of their respective directors, officers, employees or representatives shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding clause), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit, any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the Administrative Agent, a Bank or an Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential and punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the gross negligence or willful misconduct of the Administrative Agent, such Bank or such Issuing Bank, as the case may be, as determined by a court of competent jurisdiction by final and nonappealable judgment.  The parties expressly agree that:

(A) the Administrative Agent and each Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of the relevant Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of the relevant Letter of Credit;

(B) the Administrative Agent or an Issuing Bank, as the case may be, shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of the relevant Letter of Credit; and

(C) without prejudice to Section 9.02, this sentence shall establish the standard of care to be exercised by the Administrative Agent or an Issuing Bank, as the case may be, when determining whether drafts and other documents presented under any Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

SECTION 2.03. LC Disbursement Procedures.  Each Issuing Bank shall, within a reasonable time following its receipt thereof, examine any draft submitted by the Beneficiary under a Letter of Credit and promptly after such examination (i) notify the Company by telephone (confirmed by electronic means) of receipt of such draft and (ii) deliver to the Company a copy thereof.  With respect to any drawing properly made under any Letter of Credit, the applicable Issuing Bank will make the amount of each such LC Disbursement available to the relevant Beneficiary by promptly crediting such amount to such account as such Beneficiary shall direct.  Promptly following the making of any LC Disbursement, the Issuing Bank in respect thereof will notify the Administrative Agent and the Company thereof; provided that any failure to give or delay in giving such notice shall not relieve the Company of any of its obligations hereunder.

SECTION 2.04. Interest.  Without prejudice to the obligations of the Company under Section 2.02, if the Company does not reimburse the relevant Issuing Bank for the full amount of an LC Disbursement under a Letter of Credit on the date such LC Disbursement is made (without regard for when notice thereof is given), the Company agrees to pay interest on the LC Reimbursement Obligation relating to such LC Disbursement, for each day (a) from the date such LC Disbursement is made until reimbursement thereof is due, at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Advances from time to time, such interest payable on the date such reimbursement is due and (b) from the date such reimbursement is due until the date that the Company reimburses such LC Disbursement in full, at a rate per annum equal to 2% per annum plus the Base Rate plus the Applicable Margin for Base Rate Advances from time to time, such interest under this clause (b) to be payable on demand.

SECTION 2.05. Provision of Cover.

(a) If there shall occur an Event of Default and the Company is as a result thereof required pursuant to Section 8.01 to provide cover for the Letters of Credit, the Administrative Agent will forthwith establish a separate collateral account (the "Collateral Account") at JPMorgan, which shall be a "securities account" (as defined in Section 8-501 of the UCC) in respect of which the Administrative Agent is the "entitlement holder" (as defined in Section 8‑102(a)(7) of the UCC), into which there shall be deposited from time to time the amounts paid to the Administrative Agent as cover.

(b) As collateral security for the prompt payment in full when due of all LC Reimbursement Obligations (whether now existing or hereafter from time to time arising), all interest thereon, and all other present and future obligations of the Company to the Banks or the Issuing Banks and the Administrative Agent hereunder, the Company hereby grants to the Administrative Agent, for the benefit of the Banks and the Issuing Banks and the Administrative Agent, a security interest in all of its right, title and interest in, to and under the Collateral Account and the balances from time to time in the Collateral Account (including any and all securities and other financial assets from time to time carried therein) and any and all proceeds thereof (all such collateral being herein collectively called the "Cover").  The balances from time to time in the Collateral Account shall not constitute payment of any obligation of the Company until applied by the Administrative Agent as provided herein.  Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section 2.05.

(c) Amounts on deposit in the Collateral Account shall be invested and reinvested by the Administrative Agent in such Permitted Investments as the Administrative Agent shall determine in its sole discretion.  All such investments and reinvestments and proceeds shall be held in the name and be under the sole dominion and control of the Administrative Agent and shall be credited to the Collateral Account.

(d) At any time and from time to time while an Event of Default has occurred and is continuing, the Administrative Agent shall have the rights and remedies of a secured party under the UCC and, without limiting the foregoing, shall, if so instructed by the Majority Banks, liquidate the Cover and credit the proceeds thereof to the Collateral Account and apply or cause to be applied such proceeds and any other balances in the Collateral Account to the payment of the obligations secured thereby.

(e) When all of the obligations of the Company under this Agreement (other than contingent obligations for which no claim has been made) shall have been paid in full and each Letter of Credit has expired or been terminated and no Commitments remain in effect, the Administrative Agent shall promptly deliver to the Company, but without recourse, warranty or representation whatsoever, the balances remaining in the Collateral Account.

SECTION 2.06. Replacement of an Issuing Bank; Additional Issuing Banks.

(a) An Issuing Bank may be replaced at any time by written agreement between the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Banks of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 4.01(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to include such successor or any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.  If an Issuing Bank is to be replaced with respect to an outstanding Letter of Credit that is issued by it, such replacement may be accomplished by (i) cancellation of the relevant outstanding Letter of Credit with the consent of the Beneficiary and simultaneous replacement thereof by the successor Issuing Bank or (ii) making other arrangements satisfactory to the replaced Issuing Bank to effectively assume the obligations of the replaced Issuing Bank with respect to such Letter of Credit and the replaced Issuing Bank shall to the extent thereof be released from its obligations as Issuing Bank with respect to such Letter of Credit.

(b) The Company may, at any time, designate any Bank or any Affiliate of a Bank that is an Eligible Bank as an additional Issuing Bank hereunder with the written consent of such Bank or Affiliate (which such Bank or Affiliate shall be free to grant or withhold in its sole and absolute discretion) and of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), with a Fronting Commitment as specified by the Company (and consented to by such Bank or Affiliate).  The Administrative Agent shall notify the Banks of any such additional Issuing Bank.  From and after the effective date of such designation, (i) the additional Issuing Bank shall have all the rights and obligations of an Issuing Bank hereunder with a Fronting Commitment equal to the Fronting Commitment so specified by the Company and consented to by such Issuing Bank and (ii) references herein to the term "Issuing Bank" shall be deemed to include such additional Issuing Bank and any other Issuing Bank, as the context shall require.

SECTION 2.07. Defaulting Banks.

(a) If any Letters of Credit are outstanding at the time a Bank becomes a Defaulting Bank, and the Commitments have not been terminated in accordance with Section 8.01, then:

(i) so long as no Default has occurred and is continuing, all or any part of the participations in outstanding Letters of Credit shall be reallocated among the Banks that are Non-Defaulting Banks in accordance with their respective Applicable Percentages (disregarding any Defaulting Bank's Commitment) but only to the extent that the sum of (A) the aggregate principal amount of all Advances made by the Non-Defaulting Banks (in their capacity as Banks) and outstanding at such time, plus (B) the Non-Defaulting Banks' aggregate LC Exposures, plus (C) such Defaulting Bank's LC Exposure, does not exceed the total of all Non-Defaulting Banks' Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by any Issuing Bank, cash collateralize such Defaulting Bank's LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) by paying cash collateral to such Issuing Bank; provided that, so long as no Default is continuing, such cash collateral shall be released promptly upon the earliest of (A) the reallocation of the LC Exposure of the Defaulting Bank to Non-Defaulting Banks in accordance with clause (i) above, (B) a reduction in the outstanding amount available to be drawn under all outstanding Letters of Credit to zero, (C) the termination of the Defaulting Bank status of the applicable Bank, (D) such Issuing Bank's good faith determination that there exists excess cash collateral (in which case, an amount equal to such excess cash collateral shall be released) or (E) the posting of cash collateral for the amount of a Defaulting Bank as contemplated by Section 2.07(g).  In the event any Letter of Credit or a portion thereof is collateralized, no fees shall be payable by the Company on the collateralized amount of such Letter of Credit or a portion thereof;

(iii) to the extent the Applicable Percentages of Letters of Credit of the Non-Defaulting Banks are reallocated pursuant to this Section 2.07(a), then the fees payable to the Banks pursuant to Section 4.01(b)(i) shall be adjusted in accordance with the Non-Defaulting Banks' Applicable Percentages of Letters of Credit as reallocated; or

(iv) to the extent any Defaulting Bank's Applicable Percentage of Letters of Credit is neither cash collateralized nor reallocated pursuant to Section 2.07(a), then, without prejudice to any rights or remedies of any Issuing Bank or any Bank hereunder, all letter of credit fees payable under Section 4.01(b)(i) with respect to such Defaulting Bank's Applicable Percentage of Letters of Credit that has not been reallocated or collateralized shall be payable to the applicable Issuing Bank until such Defaulting Bank's Applicable Percentage of Letters of Credit has been fully cash collateralized and/or reallocated.

(b) So long as any Bank is a Defaulting Bank, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Banks and/or cash collateral will be provided by the Company in accordance with Section 2.07(a) or provided in accordance with Section 2.07(g), and participating interests in any such newly issued, amended or increased Letter of Credit shall be allocated among Non-Defaulting Banks in a manner consistent with Section 2.07(a)(i) (and Defaulting Banks shall not participate therein).

(c) No Commitment of any Bank shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.07, performance by the Company of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.07.  The rights and remedies against a Defaulting Bank under this Section 2.07 are in addition to any other rights and remedies which the Company, the Administrative Agent, any Bank or any Issuing Bank may have against such Defaulting Bank.

(d) [Reserved].

(e) [Reserved].

(f) If the Company, the Administrative Agent and each Issuing Bank agree in writing in their reasonable determination that a Defaulting Bank should no longer be deemed to be a Defaulting Bank, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Bank will, to the extent applicable, purchase, at par, that portion of outstanding Advances of the other Banks or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Banks in accordance with their Applicable Percentages (without giving effect to Section 2.07(a)), whereupon such Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Non-Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from such Bank's having been a Defaulting Bank.

(g) Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, commitment fees, Letter of Credit commissions or other amounts received by the Administrative Agent for the account of any Defaulting Bank under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to any Issuing Bank hereunder; third, as the Company may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, as the Company may request, to be held in a cash collateral account to cash collateralize such Defaulting Bank's participations in Letters of Credit that are then outstanding; fifth, if so determined by the Administrative Agent and the Company, to be held in a cash collateral account and released in order to satisfy obligations of such Defaulting Bank to fund Advances under this Agreement; sixth, if so determined by the Administrative Agent and the Company, to be held in a cash collateral account to cash collateralize such Defaulting Bank's participations in Letters of Credit, seventh, to the payment of any amounts owing to the Banks or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank or Issuing Bank against such Defaulting Bank as a result of such Defaulting Bank's breach of its obligations under this Agreement; eighth, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Bank as a result of such Defaulting Bank's breach of its obligations under this Agreement; and ninth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Article V were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Bank and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Bank shall be returned to such Defaulting Bank upon the termination of this Agreement and the satisfaction of such Defaulting Bank's obligations hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post cash collateral pursuant to this Section 2.07 shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.

(h) The Commitment, Revolving Credit Exposure and LC Exposure of any Defaulting Bank shall not be included in determining whether the Majority Banks or any other requisite Banks have taken or may take any action hereunder or under any Note (including any consent to any amendment, waiver or other modification pursuant to Section 10.01) except as set forth in Section 10.01.

ARTICLE III
ADVANCES

SECTION 3.01. The Advances.

(a) Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Company from time to time on any Business Day during the Revolving Credit Availability Period in an aggregate amount not to exceed at any one time outstanding such Bank's Revolving Credit Commitment.

(b) Each Borrowing (i) shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, the aggregate amount of the unused Revolving Credit Commitments), provided that any Borrowing made to finance an LC Reimbursement Obligation shall be in the aggregate amount of such LC Reimbursement Obligation and (ii) shall consist of Advances of the same Type made on the same day by the Banks ratably according to their respective Commitments.

(c) Within the limits of each Bank's Revolving Credit Commitment, the Company may borrow under this Section 3.01, prepay pursuant to Section 3.09 and reborrow under this Section 3.01.

(d) Anything in this Agreement to the contrary notwithstanding, the sum of (i) the aggregate amount of the LC Exposures of all Banks plus (ii) the aggregate amount of the Revolving Credit Exposures of all Banks may not at any time exceed the Total Commitments.

SECTION 3.02. Making the Advances.

(a) Each Borrowing shall be made on notice, given not later than 1:00 p.m. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Company to the Administrative Agent, which shall give to each Bank prompt notice thereof in writing (which may be by e-mail).  Each such notice of a Borrowing (a "Notice of Borrowing") shall be delivered promptly in writing (which may be by e-mail), in substantially the form of Exhibit B, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.  Each Bank shall, before 11:00 a.m. (New York City time), in the case of a Borrowing consisting of Eurodollar Rate Advances, or before 2:30 p.m. (New York City time), in the case of a Borrowing consisting of Base Rate Advances, on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Bank's ratable portion of such Borrowing.  After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 5.02, the Administrative Agent will make such same day funds available to the Company at the Company's account at the Administrative Agent's address referred to in Section 10.02; provided that Advances made to finance an LC Reimbursement Obligation as provided in Section 2.02 shall be remitted by the Administrative Agent to the respective Issuing Bank or the Banks as their interests may appear.

(b) Anything in Section 3.02(a) to the contrary notwithstanding, (i) the Company may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or if the obligation of the Banks to make Eurodollar Rate Advances shall then be suspended pursuant to Section 3.07 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than ten separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Company.

(d) Unless the Administrative Agent shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's ratable portion of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance Section 3.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount.  If and to the extent that such Bank shall not have so made such ratable portion available to the Administrative Agent, such Bank and the Company severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Company, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate.  If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Bank to make any LC Disbursement or any payment under Section 2.01(b)(2) or the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its LC Disbursement or payment or its Advance, but no Bank shall be responsible for the failure of any other Bank to make such LC Disbursement or payment or the Advance to be made by such other Bank.

SECTION 3.03. Notes.  Any Bank may request that the Advances made or to be made by it be evidenced by a promissory note of the Company.  In such event, the Company shall promptly prepare, execute and deliver to such Bank a promissory note payable to such Bank (and its registered assigns), in substantially the form of Exhibit C (a "Note"), in an amount equal to the Commitment of such Bank. If any Note is executed and delivered by the Company prior to the Reorganization, the Company shall promptly following the Reorganization execute and deliver a replacement Note.

SECTION 3.04. Termination, Reduction, Extension or Increase of the Revolving Credit Commitments.

(a) Unless previously terminated, the Commitments shall automatically terminate on the last day of the Revolving Credit Availability Period. Notwithstanding the foregoing, the Incremental Commitments shall automatically terminate on the earliest to occur of (a) 11:59 p.m. on the date that is five (5) Business Days after December 8, 2018, which shall be extended to the date that is five (5) Business Days after June 8, 2019 if the Termination Date (as defined in the Express Scripts Acquisition Agreement (as in effect on March 8, 2018)) is extended pursuant to Section 9.1(b) of the Express Scripts Acquisition Agreement (as in effect on March 8, 2018) if the Closing Date has not occurred by such date and (b) the date of any public announcement by Cigna of the abandonment by Cigna of the Express Scripts Acquisition or termination in accordance with the terms of the Express Scripts Acquisition Agreement of Cigna's obligations under the Express Scripts Acquisition Agreement to consummate the Express Scripts Acquisition (such date, the "Incremental Commitments Termination Date").  For the avoidance of doubt, on the Incremental Commitments Termination Date, the Incremental Commitments shall be permanently reduced to $0.

(b) The Company may at any time terminate, or from time to time reduce ratably in part, the Commitments; provided that (i) any reduction of the Commitments shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) the Company shall not terminate or reduce the aggregate amount of the Commitments if, after giving effect thereto, the sum of the aggregate LC Exposures plus the aggregate principal amount of the Advances then outstanding would exceed the aggregate amount of the Commitments.  No termination or reduction of any of the Commitments shall in any way reduce or otherwise alter the obligations of any Issuing Bank under an outstanding Letter of Credit or the obligations of any of the Banks under or in connection with any outstanding Letter of Credit.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 3.04(b) at least two Business Days prior to the effective date of each such termination or reduction, specifying such election and the effective date thereof; provided, that a notice of termination delivered by the Company may state that such notice is conditioned upon the occurrence of any event, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any notice, the Administrative Agent shall advise the Banks of the contents thereof.

(d) Each termination or reduction of the Commitments shall be permanent.

(e) (i) The Company may, by notice to the Administrative Agent (which shall promptly notify the Banks) not more than 45 Business Days and not less than 30 Business Days prior to any anniversary of the Effective Date (such anniversary date, the "Extension Date"), request (each, an "Extension Request") that the Banks extend the Termination Date then in effect (the "Existing Termination Date") for an additional year.  Each Bank, acting in its sole discretion, shall, by notice to the Company and the Administrative Agent given at least 15 Business Days (or such day as shall be acceptable to the Company) prior to the relevant Extension Date, advise the Company whether or not such Bank agrees to such extension; provided that any Bank that does not so advise the Company shall be deemed to have rejected such Extension Request.  The election of any Bank to agree to such extension shall not obligate any other Bank to so agree.

(ii) The Company shall have the right at any time on or prior to the relevant Extension Date to replace any non-extending Bank (a "Non-Extending Bank") with, and otherwise add to this Agreement, one or more other banks (which may include any Bank) each of which shall be an Eligible Bank (each an "Additional Commitment Bank"; each Additional Commitment Bank, together with any Bank that extends its Commitment, being collectively called the "Continuing Banks"), in each case with the consent of the Administrative Agent (other than in the case of an Additional Commitment Bank that is already a Bank hereunder) and each Issuing Bank (each such consent not to be unreasonably withheld or delayed).  Each Additional Commitment Bank which has been so approved shall enter into an agreement in form and substance satisfactory to the Company and the Administrative Agent pursuant to which such Additional Commitment Bank shall, effective as of the relevant Extension Date, undertake a Commitment and (if not already a Bank under this Agreement) become a Bank hereunder (and, if such Additional Commitment Bank is already a Bank, agree to increase its Commitment hereunder) in the agreed amount.  With respect to any Non-Extending Bank that shall not be replaced by an Additional Commitment Bank on the relevant Extension Date, the Existing Termination Date for such Non-Extending Bank shall remain unchanged (and the Advances made by such Bank shall be repayable on such date).

(iii) Effective as of such Extension Date, (A) the Termination Date (with respect to the Commitment of each Bank that has agreed to so extend its Commitment and of each Additional Commitment Bank) shall be extended to the date falling one year after the Existing Termination Date and each Additional Commitment Bank shall thereupon become a "Bank" for all purposes of this Agreement and (B) the Commitment of each Non-Extending Bank that is to be replaced by an Additional Commitment Bank on such Extension Date shall be terminated and (C) each Additional Commitment Bank if not already a Bank under this Agreement shall become a Bank under this Agreement.

(iv) Notwithstanding the foregoing, the extension of the Existing Termination Date shall not be effective with respect to any Continuing Bank unless:

(A) no Default shall have occurred and be continuing on the relevant Extension Date and after giving effect to such extension; and

(B) the Administrative Agent shall have received a certificate from a Responsible Officer certifying that the representations and warranties contained in this Agreement are true and correct on and as of the relevant Extension Date and after giving effect to such extension as though made on and as of such date, provided that, for purposes of the foregoing, the date set forth in the last sentence of Section 6.01(e) shall be deemed to be December 31 of the year for which the Company shall most recently have delivered the annual audited financial statements referenced in Section 7.01(f)(ii).

(v) If any Advances or Letters of Credit shall be outstanding on the relevant Extension Date (to the extent that there are Additional Commitment Banks on such Extension Date) or on the relevant Existing Termination Date (to the extent that there are Non-Extending Banks whose Commitment is terminating on such Existing Termination Date), the Company shall borrow from each of the Continuing Banks, and the Continuing Banks shall make Advances to the Company (in the case of Eurodollar Rate Advances, with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s)) and shall be deemed to have acquired the participations of any Non-Extending Bank whose Commitment is terminating on either such date in any outstanding Letters of Credit, and (notwithstanding the provisions of Section 4.04(g) requiring that borrowings and prepayments be made ratably in accordance with the principal amounts of the Advances held by the Banks) the Company shall have paid in full the principal of and interest on all of the Advances made by such Non-Extending Bank to the Company hereunder, together with any other amounts payable hereunder to such Non-Extending Bank (including any amounts owing pursuant to Section 10.04(c) as a result of such payment), so that after giving effect to such Advances, purchases and prepayments, the Advances (and Interest Period(s) of Eurodollar Rate Advance(s)) and LC Exposure in respect of all outstanding Letters of Credit shall be held by the Continuing Banks ratably in accordance with the respective amounts of their Commitments (as modified on the either such date) and, in that connection, the Issuing Bank shall be deemed to have released such Non-Extending Bank on either such date if such Non-Extending Bank's Commitment is to be terminated on such date.

(f) The Company shall have the right, so long as no Default shall have occurred and be continuing, without the consent of any Bank (except as described in clause (i) below) but with the consent of the Administrative Agent and each Issuing Bank (each such consent not to be unreasonably withheld or delayed), at any time but no more than once a year, to increase the aggregate amount of the Commitments in an aggregate amount set forth in such request by requesting any Bank or Banks to increase its (or their) Commitment (or Commitments) and/or adding one or more banks hereto each of which shall be an Eligible Bank (each such bank to thereupon become a "Bank" hereunder) (any such new or increasing Bank, a "New/Increasing Bank"); provided that:

(i) in no event shall any Bank's Commitment be increased without the consent of such Bank;

(ii) if any Advances or Letters of Credit shall be outstanding on the date that any such increase is to become effective (an "Increase Date"), the Company shall have borrowed from each New/Increasing Bank, and each New/Increasing Bank shall have made Advances to the Company (in the case of Eurodollar Rate Advances, with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s)) and shall be deemed to have acquired the participations of certain Banks in any outstanding Letters of Credit, and (notwithstanding the provisions of Section 4.04(g) requiring that borrowings and prepayments be made ratably in accordance with the principal amounts of the Advances held by the Banks) the Company shall have repaid principal of and interest on the Advances made by certain Banks to the Company hereunder, together with any other amounts payable hereunder to such other Banks (including any amounts owing pursuant to Section 10.04(c) as a result of such payment), so that after giving effect to such Advances and prepayments, the Advances (and Interest Period(s) of Eurodollar Rate Advance(s)) and LC Exposure in respect of all outstanding Letters of Credit shall be held by the Banks ratably in accordance with the respective amounts of their Commitments (as modified on such Increase Date) and, in that connection, the Issuing Bank shall be deemed to have released each relevant Bank on such Increase Date to the extent required to effect the foregoing;

(iii) [Reserved];

(iv) any such increase shall be in an integral multiple of $10,000,000 and in no event shall any such increase result in the Total Commitments exceeding (x) prior to the Closing Date, $2,000,000,000 and (y) on and after the Closing Date $3,750,000,000;

(v) the Company, the Administrative Agent and, as applicable, each Bank increasing its Commitment and each new bank being added as a party hereto shall have executed and delivered to the Administrative Agent an agreement in form and substance satisfactory to each such Person;

(vi) the Administrative Agent shall have received (A) evidence satisfactory to it (including without limitation a certified copy of a resolution of the Board of Directors of the Company and an appropriate legal opinion of counsel to the Company) that such increase in the Commitments, and borrowings thereunder, have been duly authorized and (B) a certificate from a Responsible Officer certifying that all the representations and warranties contained in Section 6.01 are true and correct on and as of the relevant Increase Date as though made on and as of such Increase Date, provided that, for purposes of the foregoing, the date set forth in the last sentence of Section 6.01(e) shall be deemed to be December 31 of the year for which the Company shall most recently have delivered the annual audited financial statements referenced in Section 7.01(f)(ii); and

(vii) if the aggregate offered increased Commitments of the New/Increasing Banks exceeds the amount of the requested increase, such increased Commitments will be allocated among the New/Increasing Banks as determined by the Company in consultation with the Administrative Agent.

SECTION 3.05. Repayment of Advances and Evidence of Indebtedness.

(a) The Company shall repay to the Administrative Agent for the ratable account of the Banks on the Final Maturity Date the aggregate principal amount of the Advances then outstanding.

(b) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Bank resulting from each Advance made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Advance made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Banks and each Bank's share thereof.  The entries made in the accounts maintained pursuant to this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that (x) the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Advances in accordance with the terms of this Agreement and (y) if there shall be any difference in the amounts reflected in the accounts maintained by the Administrative Agent pursuant to the second sentence of this Section 3.05(b) and the accounts maintained by the Banks pursuant to the first sentence of this Section 3.05(b), in the absence of manifest error the accounts maintained by the Administrative Agent shall control.

SECTION 3.06. Interest on Advances.  The Company shall pay interest on the unpaid principal amount of each Advance, from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (i) the Base Rate in effect from time to time plus (ii) the Applicable Margin, payable quarterly in arrears on the last day of each March, June, September and December.

(b) Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (i) the Eurodollar Rate for such Interest Period for such Advance plus (ii) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Advance shall be Converted or paid in full.

(c) Default Interest.  Notwithstanding Sections 3.06(a) and 3.06(b), upon the occurrence and during the continuance of an Event of Default under Section 8.01(a), the Administrative Agent may, and upon the request of the Majority Banks shall, require the Company to pay interest ("Default Interest") on the outstanding principal amount of each overdue Advance, and on the unpaid overdue amount of all interest, fees and other amounts payable by the Company hereunder, such interest to be paid in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to (i) in the case of any amount of principal, 2% per annum above the rate per annum required to be paid pursuant to paragraph (a) or (b) above, as the case may be and (ii) in the case of all other amounts, 2% per annum above the Base Rate plus the Applicable Margin from time to time, provided, however, that following acceleration of the Advances pursuant to Section 8.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

SECTION 3.07. Interest Rate Determination.

(a) The Administrative Agent shall give prompt notice to the Company and the Banks of the applicable interest rate determined by the Administrative Agent for purposes of Section 3.06(a) (solely with respect to Base Rate Advances determined on the basis of One Month LIBOR) and Section 3.06(b).

(b) If, with respect to any Eurodollar Rate Advances, the Majority Banks notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Banks of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Company and the Banks, whereupon (i) such Eurodollar Rate Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances, and (ii) the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Company and the Banks that the circumstances causing such suspension no longer exist.

(c) If the Company shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify the Company and the Banks and the Company will be deemed to have selected an Interest Period of one month.

(d) If the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances on the last day of the Interest Period applicable thereto.

(e) Subject to Section 1.04, if the LIBOR Screen Rate is unavailable,

(i) the Administrative Agent shall forthwith notify the Company and the Banks that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Company and the Banks that the circumstances causing such suspension no longer exist.

(f) Notwithstanding any contrary provision of this Agreement, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Banks, so notifies the Company, then, so long as such Event of Default is continuing (i) unless repaid, each Eurodollar Rate Advance will automatically, on the final day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Banks to Convert Base Rate Advances into Eurodollar Rate Advances shall be suspended.

SECTION 3.08. Optional Conversion of Advances.  The Company may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type or Continue Eurodollar Rate Advances (and in the absence of timely notice of Continuation, such Eurodollar Rate Advances shall Convert to Base Rate Advances on the last day of the then current Interest Period); provided that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 3.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 3.02(b).  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion or Continuation shall be irrevocable and binding on the Company.

SECTION 3.09. Optional Prepayment of Advances.  The Company may, upon same day notice not later than 11:00 a.m. (New York City time), in the case of Base Rate Advances, and upon not less than two Business Days' notice, in the case of Eurodollar Rate Advances, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Company shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that (x) each partial prepayment shall be in a minimum aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Company shall be obligated to reimburse the Banks in respect thereof pursuant to Section 10.04(c), to the extent applicable; provided, further, that, if a notice of prepayment is given in connection with a conditional notice of termination of Commitments as contemplated by Section 3.04(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 3.04(c) and the Company shall remain liable for any amounts in respect of such proposed prepayment pursuant to Section 10.04(c).

SECTION 3.10. Use of Proceeds.  The proceeds of the Advances shall be available (and the Company agrees that such proceeds shall be used) for general corporate purposes of the Company and its Subsidiaries, including for the payment of LC Reimbursement Obligations.

ARTICLE IV
 FEES; CERTAIN COMMON PROVISIONS

SECTION 4.01. Fees.

(a) Commitment Fee.  The Company shall pay to the Administrative Agent for the account of each Bank a commitment fee at the Applicable Commitment Fee Rate on the daily average unused amount of the Revolving Credit Commitment of such Bank (including, for this purpose, the Incremental Commitments of such Bank) during the period from the date of this Agreement until the last day of the Revolving Credit Availability Period, payable in arrears on each Quarterly Date and on the date of termination of the Revolving Credit Commitments; provided that the commitment fee with respect to the Incremental Commitments shall accrue during the period from the date that is 90 days following the date of this Agreement until the earlier of (x) the last day of the Revolving Credit Availability Period and (y) the termination of the Incremental Commitments pursuant to the second sentence of Section 3.04(a); provided further that no Defaulting Bank shall be entitled to receive any commitment fee in respect of its unused Revolving Credit Commitment for any period during which that Bank is a Defaulting Bank (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Bank).

(b) Letter of Credit Fees.  The Company shall pay (i) to the Administrative Agent for the account of each Bank a letter of credit commission at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances on the average daily aggregate undrawn amount of each Letter of Credit during the period from the date of issuance thereof until the date on which such Bank ceases to have any LC Exposure, provided, that no Defaulting Bank shall be entitled to receive any commission in respect of Letters of Credit for any period during which that Bank is a Defaulting Bank (and the Company shall not be required to pay such commission to that Defaulting Bank but shall pay such commission in the manner and to the extent set forth in Section 2.07), and (ii) directly to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and such Issuing Bank, on the average daily amount of the LC Exposure with respect to outstanding Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of termination of the Commitments and the date on which there ceases to be any LC Exposure in respect of Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Letter of credit commission and fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after written demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Agent's Fee.  The Company shall pay to the Administrative Agent for its own account all fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent with respect to the performance of its agency duties hereunder.

(d) Payment of Fees.  All commitment fees and letter of credit commissions payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and letter of credit commissions, to the Banks entitled thereto.  Fees paid hereunder shall not be refundable under any circumstances.

SECTION 4.02. Increased Costs.

(a) If, due to either (i) the introduction of or any change in any law or regulation or in the interpretation or administration of any law or regulation by any governmental authority charged with the interpretation or administration thereof occurring after the date of this Agreement (a "Change in Law") or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), made or issued after the date of this Agreement, there shall be any increase in the cost (other than due to any imposition of or increase in Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes, Indemnified Taxes or Other Connection Taxes that are imposed on the Bank's income (however denominated) or that are franchise or branch profits Taxes) to any Bank of agreeing to make or making, continuing, converting to, funding or maintaining Eurodollar Rate Advances by an amount deemed by such Bank to be material, then the Company shall from time to time, upon demand by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost.  A certificate as to the amount of such increased cost submitted to the Company and the Administrative Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error. The Company shall pay such Bank the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

(b) If any Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority, made or issued after the date of this Agreement, (whether or not having the force of law, and for the avoidance of doubt, including any changes resulting from requests, rules, guidelines or directives concerning capital adequacy or liquidity issued in connection with (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, regardless of the date enacted, adopted or issued) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Bank or any company controlling such Bank and that the amount of such capital or liquidity is increased by or based upon the existence of such Bank's Commitment or the Letters of Credit or the Advances, then, upon demand by such Bank (with a copy of such demand to the Administrative Agent), the Company shall pay to the Administrative Agent for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank or such company in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence thereof.  A certificate as to such amounts submitted to the Company and the Administrative Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error.  Such certificate shall certify that the claim for additional amounts referred to therein is generally consistent with such Bank's treatment of similarly situated customers of such Bank whose transactions with such Bank are similarly affected by the change in circumstances giving rise to such payment, but such Bank shall not be required to disclose any confidential or proprietary information therein.  The Company shall pay such Bank the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

(c) Failure or delay on the part of any Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank's right to demand such compensation; provided that the Company shall not be required to compensate a Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Bank notifies the Company of the relevant circumstance giving rise to such increased costs or reductions, and of such Bank's intention to claim compensation therefor (except that, if the legal requirement giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.03. Illegality.  Notwithstanding any other provision of this Agreement, if any Bank shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) each Eurodollar Rate Advance of such Bank will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of such Bank to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Company and such Bank that the circumstances causing such suspension no longer exist and such Bank shall make Base Rate Advances in the amount and on the dates that it would have been requested to make Eurodollar Rate Advances had no such suspension been in effect.

SECTION 4.04. Payments and Computations.

(a) The Company shall make each payment required to be made by it hereunder (whether of principal of, or interest on, the Advances, fees, LC Reimbursement Obligations or otherwise) prior to 1:00 p.m. New York City time, on the day when due, in Dollars and immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.

(b) All such payments shall be made to the Administrative Agent at the Administrative Agent's Account, except that payments pursuant to Section 10.04 shall be made directly to the Persons entitled thereto and payments to be made directly to an Issuing Bank as expressly provided herein shall be so made.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(c) If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(d) Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register, from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(e) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts then due hereunder, such funds shall be applied (i) first, to pay costs and expenses, if any, of the Administrative Agent required to be reimbursed hereunder, (ii) second, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to them, and (iii) third, to pay principal of Advances and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of Advances and unreimbursed LC Disbursements, respectively, then due to them.

(f) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of commitment fees, and of letter of credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees, or letter of credit commissions are payable.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(g) Except to the extent otherwise provided herein (i) each payment of principal of Advances shall be for the pro rata account of the Banks in accordance with the amounts of the Advances made by them, (ii) each reimbursement of LC Disbursements shall be for the pro rata account of the Banks or the applicable Issuing Bank, as the case may be, in accordance with the amounts of the LC Disbursements made by them or it, (iii) each payment of commitment fee and letter of credit commission shall be for the pro rata account of the Banks, and each increase or reduction of the Maximum Amount or reduction of the amount of the Commitments under Section 3.04(b) shall be applied pro rata to the respective obligations of the Banks, according to their respective Applicable Percentages; and (iv) each payment of interest shall be made for the pro rata account of the Banks in accordance with the amounts of interest then due and payable to them.

(h) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Banks hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due.  In such event, if the Company has not in fact made such payment, then each of the Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank with interest thereon, for each day from the date such amount is distributed to it to the date of payment to the Administrative Agent, at the Federal Funds Rate.

SECTION 4.05. Taxes.

(a) Any and all payments by a Loan Party under the Loan Documents shall be made free and clear of and without deduction or withholding for any and all present or future taxes, or similar levies, imposts, deductions, charges or withholdings, and all interest, additions to tax or penalties applicable thereto ("Taxes"), except as required by applicable law.  If a Loan Party or the Administrative Agent shall be required by law to deduct or withhold any Tax from or in respect of any sum payable hereunder or under the Notes to any Bank or the Administrative Agent, (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as may be necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 4.05) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Loan Party or the Administrative Agent shall make such deductions or withholdings and (iii) the Loan Party or the Administrative Agent shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

(b) In addition, the Loan Parties agree to pay any present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, the Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to a request by the Company under Section 4.06) ("Other Taxes").

(c) The Loan Parties will jointly and severally indemnify each Bank and the Administrative Agent for the full amount of Indemnified Taxes or Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.05) paid by such Bank, or the Administrative Agent (as the case may be) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority.  This indemnification shall be made within 30 days from the date such Bank, or the Administrative Agent (as the case may be) makes written demand therefor.  A certificate as to the amount of such Indemnified Taxes and Other Taxes, submitted to the Company and the Administrative Agent by such Bank shall be conclusive and binding (as between the Loan Parties, the Banks and the Administrative Agent) for all purposes, absent manifest error.  Nothing herein shall preclude the Company from contesting the applicability of any Indemnified Taxes or Other Taxes as against any governmental entity, and each Bank and the Administrative Agent agrees to cooperate in such manner as the Company may reasonably request in contesting any such Indemnified Taxes or Other Taxes (provided that neither any Bank nor the Administrative Agent shall be required to so cooperate with the Company to the extent such Bank or the Administrative Agent reasonably believes that (i) such Indemnified Taxes or Other Taxes have been correctly asserted or (ii) such cooperation would be disadvantageous to it in any material way).

(d) Within 30 days after the date of any payment of Indemnified Taxes, the Company will furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing payment thereof or other proof of payment of such Indemnified Taxes reasonably satisfactory to the Administrative Agent.

(e) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made pursuant to this Agreement shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Bank, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.05(e)(i), (ii) and (iii) below) shall not be required if in the Bank's reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(i) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of the execution and delivery of this Agreement (in the case of each Bank party hereto as of the date hereof) and on the date of the Assignment and Assumption pursuant to which it becomes a Bank (in the case of each other Bank), and from time to time thereafter if requested in writing by the Company (but only so long as such Bank remains lawfully able to do so), shall provide the Company with whichever of the following is applicable:

(A) executed copies of Internal Revenue Service Form W-8ECI or W-8BEN-E, or any successor form prescribed by the Internal Revenue Service, certifying that:  (i) such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding Tax on any payment pursuant to any Loan Document or (ii) the income receivable pursuant to this Agreement or any other Loan Document is effectively connected with the conduct of a trade or business in the United States;

(B) in the case of a Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a "10 percent shareholder" of the Company within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Internal Revenue Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN-E; or

(C) executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Bank is a partnership and one or more direct or indirect partners of such Bank are claiming the portfolio interest exemption, such Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner.

(ii) In the case of a Bank that is a "United States person" as defined in Section 7701(a)(30) of the Internal Revenue Code, such Bank shall provide the Company, on or prior to the date of the execution and delivery of this Agreement (in the case of each Bank party hereto as of the date hereof) and on the date of the Assignment and Assumption pursuant to which it becomes a Bank (in the case of each other Bank), and from time to time thereafter if requested in writing by the Company, with executed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Bank is exempt from U.S. federal backup withholding Tax.

(iii) If a payment made to a Bank would be subject to United States federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Bank shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested in writing by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Company or the Administrative Agent as may be necessary for the Company or the Administrative Agent to comply with its obligations under FATCA, to determine that such Bank has complied with such Bank's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iii), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(iv) Each Bank shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the Company or the Administrative Agent) on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f) Any Bank claiming any additional amounts payable pursuant to this Section 4.05 shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office(s) if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.05 (including by the payment of additional amounts pursuant to this Section 4.05), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.05 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Bank's failure to comply with the provisions of Section 10.06(f)(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error.  Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (h).

SECTION 4.06. Replacement of Banks.  If (a) any Bank requests compensation under Section 4.02, (b) the Company is required to pay additional amounts to any Bank or any governmental authority for the account of any Bank pursuant to Section 4.05, (c) any Bank is a Defaulting Bank, (d) any Bank is a Non-Extending Bank, (e) any Bank does not approve any consent, waiver or amendment that (x) requires the approval of all Banks or all affected Banks in accordance with the terms of Section 10.01 and (y) has been approved by the Majority Banks (a "Non-Consenting Bank") or (f) any Bank is not an Eligible Bank, then the Company may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06(b)), all of its interests, rights and obligations under this Agreement to an Eligible Bank that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:

(i) the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b)(v);

(ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Advances and funded  participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 10.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.02 or payments required to be made pursuant to Section 4.05, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law;

(v) in the case of any assignment resulting from a Bank becoming a Non-Consenting Bank, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(vi) in the case of any assignment resulting from a Bank becoming a Non-Extending Bank, the applicable assignee shall be a Continuing Bank.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

ARTICLE V
 EFFECTIVE DATE; CONDITIONS PRECEDENT

SECTION 5.01. Effective Date.   This Agreement shall become effective on the first date (the "Effective Date") on which the following conditions precedent have been satisfied or waived in accordance with Section 10.01:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include .pdf or a facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received:

(i) certified copies of (x) the organizational documents of each Loan Party and (y) the resolutions or similar authorizing documentation of the governing body of each Loan Party  authorizing such Loan Party's entry into and performance of its obligations under the Loan Documents to which it is a party.

(ii)  a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents and the other documents to be delivered hereunder.

(iii) a certificate as to the good standing of each Loan Party dated a date reasonably close to the Effective Date from the jurisdiction of formation of such Loan Party.

(iv) a customary legal opinion from outside counsel to the Loan Parties.

(v) a certificate of a Responsible Officer of the Company certifying that (x) no Default has occurred and is continuing as of the date thereof, and (y) the representations and warranties contained in Section 6.01 are true and correct on and as of the Effective Date.

(c) All fees and other amounts due and payable under or in connection with the Existing Agreement or this Agreement, on or prior to the Effective Date and including, to the extent invoiced at least three Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder shall have been paid.

(d) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including, without limitation, the Patriot Act at least three Business Days prior to the Effective Date (to the extent requested in writing by the Arrangers at least ten Business Days prior to the Effective Date).

(e) All Advances (as defined in the Existing Agreement) under the Existing Agreement owing to the Banks (as defined in the Existing Agreement), together with accrued interest thereon and accrued fees and all other amounts payable under the Existing Agreement for the account of the Banks thereunder shall have been paid (or shall be paid substantially simultaneously with the effectiveness hereunder) and all Commitments (as defined in the Existing Agreement) under the Existing Agreement shall have been terminated.

On the Effective Date, the Administrative Agent will notify the Banks and the Company in writing of the occurrence of the Effective Date, which notice shall be conclusive evidence of the occurrence of the Effective Date.

SECTION 5.02. Conditions Precedent to Each Extension of Credit and Each Amendment of each Letter of Credit.  (i) The obligation of each Bank to make an Advance on the occasion of each Borrowing, and (ii) the obligation of each Issuing Bank to (x) issue any Letter of Credit and (y) to amend any Letter of Credit to increase the Maximum Amount thereof pursuant to Section 2.01 shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such issuance, such Borrowing or such increase the following statements shall be true (and each of the giving of the applicable Notice of Issuance, Notice of Borrowing or Notice of Increase and the acceptance by the Company of the proceeds of such Borrowing shall constitute a representation and warranty by the Company that on the date of such issuance, Borrowing or increase, as the case may be, such statements are true):

(a) the representations and warranties contained in Section 6.01 (other than the last sentence of Section 6.01(e) and other than Section 6.01(f)) shall be true and correct in all material respects (other than any representation or warranty qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of such issuance, Borrowing or increase, before and after giving effect thereto and, in the case of a Borrowing, to the application of the proceeds thereof, as though made on and as of such date,

(b) no Default shall have occurred and be continuing, or would result from such issuance, Borrowing or increase or, in the case of a Borrowing, from the application of the proceeds thereof, and

(c) the Administrative Agent shall have received the relevant Notice of Issuance or Notice of Increase in accordance with Section 2.01(e), or the relevant Notice of Borrowing in accordance with Section 3.02(a).

ARTICLE VI
 REPRESENTATIONS AND WARRANTIES

SECTION 6.01. Representations and Warranties of the Company.  The Company represents and warrants to the Banks and the Administrative Agent as follows:

(a) Each Loan Party (i) is duly organized, validly existing and, except to the extent that the failure to be in good standing would not reasonably be expected to result in a Material Adverse Effect,  in good standing under the laws of its jurisdiction of incorporation and (ii) has all requisite  power and authority to own or lease and operate its property and to carry on its business as now conducted and as proposed to be conducted, except to the extent the failure to have such power or authority would not reasonably be expected to result in a Material Adverse Effect.

(b) The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents, if any, are (x) within such Loan Party's powers, have been duly authorized by all necessary corporate or other organizational action, and (y) do not (i) contravene such Loan Party's organizational or governing documents, (ii) contravene any material contractual restriction binding on such Loan Party or (iii) violate any law, rule or regulation (including the Securities Act of 1933 and the Exchange Act and the regulations thereunder and Regulations U and X issued by the Board of Governors of the Federal Reserve System, each as from time to time amended), or order, writ, judgment, injunction, decree, determination or award, except, in the case of clauses (ii) and (iii), as would not result in a Material Adverse Effect.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body that has not been obtained, taken or made by the Loan Parties is required to be obtained, taken or made by any Loan Party for the due execution, delivery and performance by such Loan Party of this Agreement and the other Loan Documents, if any.

(d) This Agreement is, and each other Loan Document, if any, when duly executed and delivered for value will be, the legal, valid and binding obligation of the Loan Parties party hereto and thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and general equitable principles, regardless of whether considered in a proceeding in equity or at law.

(e) The Company has heretofore furnished to each of the Banks the consolidated balance sheets of the Company and its Consolidated Subsidiaries as at December 31, 2017, and the related consolidated statements of income, comprehensive income, changes in total equity and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, with the opinion thereon of PricewaterhouseCoopers, LLP.  All such financial statements present fairly, in all material respects, the financial position of the Company and its Consolidated Subsidiaries as at such dates and the consolidated results of the operations and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year ended on such date, all in conformity with accounting principles generally accepted in the United States of America.  Since December 31, 2017, no Material Adverse Change has occurred, except as may have been disclosed in the Company's report on Form 10-K most recently filed with the Securities and Exchange Commission prior to the Effective Date and any subsequent reports on Form 10-Q or Form 8-K filed with the Securities and Exchange Commission prior to the Effective Date.

(f) Except for the Disclosed Litigation, there is no pending or, to the knowledge of the Company, threatened action or proceeding against the Company or any of its Material Subsidiaries before any court, governmental agency or arbitrator which (i) would reasonably be expected to result in a Material Adverse Effect or (ii) which purports to adversely affect the legality, validity or enforceability of any Loan Document and as to which there is a reasonable possibility of an adverse decision.

(g) No Loan Party is engaged in the business of extending credit for the purpose of buying or carrying Margin Stock, and no part of the proceeds of any Advance hereunder will be used in any manner which would violate Regulation U or Regulation X.

(h) No Loan Party is an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

(i) None of the written information (other than projections and information of a general economic or industry nature) that was made available by the Company or on the Company's behalf by any of its representatives to the Administrative Agent or any Bank in connection with the negotiation of this Agreement, taken as a whole, as of the date furnished, contained any untrue statement of a material fact or omitted to state a fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made.

(j) The Company is Solvent as of the Effective Date.

(k) Without limiting the foregoing paragraphs (a) through (j), the Company and each of its Material Subsidiaries is in compliance with all laws, statutes, rules, regulations and orders binding on or applicable to the Company, its Material Subsidiaries and all of their respective properties, except to the extent failure to so comply would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(l) The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Company, its Subsidiaries and their respective officers and to the knowledge of the Company its directors, employees and agents, are in compliance with Anti-Corruption Laws, applicable Sanctions and the Patriot Act in all material respects.  None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  None of the Company or any Subsidiary is located, organized or resident in a Sanctioned Country in violation of Sanctions.  The use of proceeds of any Borrowing by the Company or its Subsidiaries will not violate the Patriot Act, any Anti-Corruption Law or applicable Sanctions.

ARTICLE VII
 COVENANTS OF THE COMPANY

SECTION 7.01. Affirmative Covenants.  Following the Effective Date, so long as any Advance shall remain unpaid or any Bank shall have any Commitment or LC Exposure or Revolving Credit Exposure hereunder, and until payment in full of all other amounts payable by the Company hereunder (other than expense reimbursement, indemnification, increased cost or Tax gross-up amounts for which no claim has been made), the Company covenants and agrees that, unless the Majority Banks shall otherwise consent in writing:

(a) Corporate Existence, Compliance with Laws, Etc.  The Company will maintain its existence, and will comply, and will cause each Material Subsidiary to comply, with all applicable laws, statutes, rules, regulations and orders, such compliance to include compliance with ERISA and applicable environmental laws and regulations, except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect.  The Company will maintain in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b) Payment of Taxes and other Obligations.  The Company will, and will cause each of its Material Subsidiaries to, pay and discharge at or before maturity all of their respective material obligations and liabilities (including claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien) and pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such obligation, liability, tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP or where the failure to pay or discharge such obligation, liability, tax, assessment, charge or levy would not have a Material Adverse Effect.

(c) Maintenance and Inspection of Books and Records.  The Company will, and will cause each of its Material Subsidiaries to, (i) maintain appropriate books and records in which entries shall be made of all dealings and transactions material to the Company and its Subsidiaries, taken as a whole, in relation to its business and activities and (ii) subject to applicable law, permit representatives of the Administrative Agent (or if an Event of Default has occurred and is continuing, any Bank), during normal business hours and as often as may be desired (but in no event more frequently than once in any twelve-month period unless an Event of Default has occurred and is continuing) at their own cost and expense (provided that if an Event of Default has occurred and is continuing the Company shall indemnify each Bank and the Administrative Agent for such costs and expenses that are reasonable and, where possible, documented) to examine, copy and make extracts from its books and records, and to discuss its business and affairs with its officers; provided however, rights of the Administrative Agent and Banks shall not extend to any information covered by attorney-client or other legal privilege or to the extent the exercise of such inspection rights would reasonably be expected to result in violation or other breach of any third-party confidentiality agreements.

(d) Maintenance of Property; Insurance.  The Company will, and will cause each of its Material Subsidiaries to, (i) maintain all of its property useful and necessary in the business conducted by the Company and its Material Subsidiaries in good working order and condition, ordinary wear and tear excepted, except where failure to do so would not result in a Material Adverse Effect, and (ii) maintain insurance with creditworthy insurance companies, or self-insure, against such risks and in such amounts as are usually maintained or insured against by other companies of established repute engaged in the same or a similar business or consistent with the Company's past practice.

(e) [Reserved].

(f) Reporting Requirements.  The Company will furnish to the Banks:

(i) as soon as available and in any event within five Business Days after the date on which the Company is required to file the quarterly report of the Company for each of the first three fiscal quarters of each fiscal year on Form 10-Q with the Securities and Exchange Commission (after giving effect to any extension (not to exceed 10 Business Days) of such due date that is obtained by the Company), the quarterly report of the Company for such fiscal quarter on Form 10-Q filed with the Securities and Exchange Commission;

(ii) as soon as available and in any event within five Business Days after the date on which the Company is required to file the annual report of the Company for each fiscal year on Form 10‑K with the Securities and Exchange Commission (after giving effect to any extension (not to exceed 20 Business Days) of such due date that is obtained by the Company), the annual report of the Company for such fiscal year on Form 10-K filed with the Securities and Exchange Commission;

(iii) promptly after a Responsible Officer of the Company obtains knowledge of the occurrence of any Default that is then continuing , a statement of a Responsible Officer of the Company setting forth details of such Default and the action which the Company has taken and proposes to take with respect thereto;

(iv) contemporaneously with the delivery of the financial statements provided for in clauses (i) and (ii) above, a duly completed certificate, signed by the chief accounting officer or chief financial officer or assistant treasurer or treasurer or controller of the Company setting forth in reasonable detail the data and computations necessary to demonstrate compliance with the ratio contained in Section 7.02(c) hereof;

(v) promptly after the filing thereof, copies of each Form 8-K that the Company files with the Securities and Exchange Commission, or notice of the filing thereof with an electronic link thereto; and

(vi) promptly from time to time such other information respecting the financial condition or operations of the Company or any of its Material Subsidiaries as any Bank through the Administrative Agent may from time to time reasonably request (provided that the Company shall not be obligated to furnish to any Bank any information pursuant to this clause (vi) that the Company reasonably believes to be material non-public information).

Documents required to be delivered pursuant to Section 7.01(f)(i), (ii) or (v) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (x) on which the Company posts such documents, or provides a link thereto on the Company's website on the Internet at http:www.cigna.com (or any successor thereto) or if made publicly available on the Securities and Exchange Commission's EDGAR system website; or (y) on which such documents are posted on the Company's behalf on an Internet or intranet website, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify the Administrative Agent and each Bank (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 7.02. Negative Covenants.  Following the Effective Date, so long as any Advance shall remain unpaid or any Bank shall have any Commitment, LC Exposure or Revolving Credit Exposure hereunder, and until payment in full of all other amounts payable by the Company hereunder (other than expense reimbursement, indemnification, increased cost and Tax gross-up amounts for which no claim has been made), the Company covenants and agrees that, without the written consent of the Majority Banks:

(a) Liens.  The Company will not, and will not permit any of its Material Subsidiaries to, at any time create, assume or suffer to exist any Lien upon or with respect to any of the capital stock of any of its Material Subsidiaries, other than (i) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 7.01(b), (ii) judgment Liens in respect of judgments that do not constitute Events of Default under Section 8.01(g) and (iii) Liens existing on the capital stock of any person at the time such person becomes a Material Subsidiary (including by merger or consolidation).

(b) Mergers.  The Company will not consolidate or merge with or into any other Person or convey or transfer (or permit the conveyance or transfer of) all or substantially all of the properties and assets of the Company and its Consolidated Subsidiaries taken as a whole to any other Person unless (i) the surviving or acquiring entity is a Person organized under the laws of the United States of America, any State thereof or the District of Columbia, (ii) the surviving or acquiring Person, if other than the Company, expressly assumes the performance of the obligations of the Company under this Agreement and all Notes, if any, pursuant to an instrument executed and delivered to the Administrative Agent, and in form and substance reasonably satisfactory to the Administrative Agent and (iii) immediately after giving effect to such transaction, no Default shall exist ; provided that, notwithstanding anything to the contrary in this Section 7.02(b), the Express Scripts Acquisition, the Reorganization and the other transactions contemplated by the Express Scripts Acquisition Agreement shall be permitted.

(c) Leverage Ratio.  The Company will not permit the Leverage Ratio on the last day of any fiscal quarter (commencing with the first fiscal quarter the last day of which is after the Effective Date) for which financial statements are delivered (or are required to be delivered) pursuant to Section 7.01(f)(i) and (ii) to be greater than (x) prior to the Closing Date, 0.500 to 1.00 and (y) on or after the Closing Date, 0.600 to 1.00; provided that, at any time after the definitive agreement for any Material Acquisition shall have been executed (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such indebtedness ceases to constitute Acquisition Debt as set forth in the definition of "Acquisition Debt")), any Acquisition Debt (and the proceeds of such Debt) shall be excluded from the determination of the Leverage Ratio.

(d) Use of Proceeds.  The Company will not request any Borrowing or Letter of Credit, and the Company shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, in each case of this clause (B) in violation of applicable Sanctions, or in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7.03. Guaranties.

(a) The payment and performance of the Obligations of the Company shall at all times be guaranteed by each direct and indirect existing or future Domestic Subsidiary that guarantees the Company's obligations under the Bridge Facility, the Company's obligations under the Term Loan Credit Agreement, or the Company's obligations under any other Material Debt, pursuant to Article XI hereof or pursuant to one or more guaranty agreements in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a "Guaranty" and collectively the "Guaranties"; and each such Subsidiary executing and delivering this Agreement as a Guarantor (including any Subsidiary hereafter executing and delivering a Guaranty, a "Guarantor" and collectively the "Guarantors").

(b) In the event any Domestic Subsidiary is required pursuant to the terms of Section 7.03(a) above to become a Guarantor hereunder, the Company shall cause such Domestic Subsidiary to execute and deliver to the Administrative Agent a Guaranty or an Additional Guarantor Supplement substantially in the form attached as Exhibit E or such other form reasonably acceptable to the Administrative Agent, and the Company shall also deliver to the Administrative Agent, or cause such Domestic Subsidiary to deliver to the Administrative Agent, at the Company's cost and expense, such other instruments, documents, certificates and (to the extent delivered under the Term Loan Credit Agreement) opinions of the type delivered on the Effective Date pursuant to Sections 5.01(b)(i), 5.01(b)(ii), 5.01(b)(iii) and 5.01(b)(iv), to the extent reasonably required by the Administrative Agent in connection therewith.

(c) A Guarantor, upon delivery of written notice to the Administrative Agent by a Responsible Officer of the Company certifying that, after giving effect to any substantially concurrent transactions, including any repayment of Debt, release of a guaranty or any sale or other disposition, either: (i) such Guarantor does not guarantee the obligations of the Company (1) under the Bridge Facility (as amended from time to time), (2) under the Term Loan Credit Agreement (as amended from time to time) or (3) under any other Material Debt of the Company or (ii) such Guarantor is no longer a Domestic Subsidiary of the Company as a result of a transaction not prohibited hereunder, shall be automatically released from its obligations (including its Guaranty) hereunder without further required action by any Person. The Administrative Agent, at the Loan Parties' expense, shall execute and deliver to the applicable Guarantor any documents or instruments as such Guarantor may reasonably request to evidence the release of such Guaranty.

ARTICLE VIII
 EVENTS OF DEFAULT

SECTION 8.01. Events of Default.  If any of the following events (each an "Event of Default") shall occur and be continuing:

(a) The Company shall fail to pay in full when due any principal of any Advance or any LC Reimbursement Obligation; or the Company shall fail to pay any interest on any Advance or LC Reimbursement Obligation, or any commitment fee or letter of credit commission, when due and such failure remains unremedied for three Business Days; or the Company shall fail to pay any other amount payable hereunder when due and such failure remains unremedied for three Business Days after notice thereof shall have been given to the Company by the Administrative Agent or any Bank (through the Administrative Agent); or

(b) Any representation or warranty made by the Company herein or by the Company or any Guarantor (or any of their respective officers) in connection with the Loan Documents or any Notice of Issuance, Notice of Borrowing or Notice of Increase shall prove to have been incorrect in any material respect when made; or

(c) (i) The Company shall fail to perform or observe any term, covenant or agreement contained in Section 7.01(f)(iii), or 7.02; or (ii) the Company or any Guarantor shall fail to perform or observe any other term or covenant of this Agreement on its part to be performed or observed, and such failure remains unremedied for 30 days after written notice thereof shall have been given to the Company by the Administrative Agent or any Bank (through the Administrative Agent); or

(d) The Company or any Material Subsidiary shall fail to pay any principal of any other Debt of the Company or such Material Subsidiary which is outstanding in a principal amount of at least $250,000,000 (or its equivalent in other currencies) in the aggregate when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt unless adequate provision for such payment has been made in form and substance satisfactory to the Majority Banks; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled or required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof as a result of a breach by the Company or such Material Subsidiary (as the case may be) of the agreement or instrument relating to such Debt and the Debt remains due and payable or required to be prepaid, redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt unless adequate provision for such payment has been made in form and substance satisfactory to the Majority Banks; provided this clause (d) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt; or

(e) The Company or any of its Material Subsidiaries shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any applicable law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Company or any of its Material Subsidiaries, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Company or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) [Reserved];

(g) One or more enforceable judgments in an aggregate amount in excess of $250,000,000 (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied its obligation) shall be rendered against the Company or any of its Material Subsidiaries and the same shall remain undischarged for a period of 60 consecutive days during which either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order and such proceedings shall not have been stayed or (ii) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) A Change in Control shall occur; or

(i) The Company or any Material Subsidiary shall fail to pay when due an amount or amounts aggregating in excess of $250,000,000 which it shall have become liable to pay under Title IV of ERISA; or

(j) Any Guaranty, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent obligations that survive the termination of this Agreement), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any Guaranty; or any Loan Party denies in writing that it has any or further liability or obligation under any Guaranty, or in writing purports to revoke, terminate or rescind any Guaranty for any reason other than as expressly permitted hereunder or thereunder;

THEN, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent shall, if requested by the Majority Banks, by notice to the Company take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon they shall forthwith terminate (without prejudice to the obligations of any Bank (including any Issuing Bank) under any Letter of Credit as then in effect), (ii) demand provision of cover from the Company in an amount equal to the then aggregate amount of LC Exposure of the Banks, whereupon the Company shall forthwith pay such amount in Dollars and immediately available funds to the Collateral Account and (iii) declare that the Advances, all interest thereon, all fees, commissions and other obligations of the Company accrued hereunder to be forthwith due and payable immediately, whereupon they shall forthwith become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Company, provided that in the case of any of the Events of Default specified in clause (e) above with respect to the Company, without any notice to the Company or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate (without prejudice to the obligations of the Banks under any Letters of Credit as then in effect), and the Advances, all such interest and all such fees, commissions and other obligations of the Company accrued hereunder, including the obligation to provide cover as aforesaid, shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by each Company.

ARTICLE IX
 THE ADMINISTRATIVE AGENT

SECTION 9.01. Appointment and Authority.  Each Bank hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  Except as set forth in Sections 9.06 and 9.07, the provisions of this Article are solely for the benefit of the Administrative Agent and the Banks, and the Loan Parties shall not have rights as a third party beneficiary of any such provisions.  It is understood and agreed that the use of the term "agent" herein (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 9.02. Rights as a Bank.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent, and the term "Bank" or "Banks" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

SECTION 9.03. Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Majority Banks (or such other number or percentage of the Banks as shall be expressly provided for herein); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any debtor relief law; and

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Company or a Bank.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with the Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of the Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.04. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05. Indemnification.  The Banks agree to indemnify the Administrative Agent (to the extent required but not reimbursed by the Company), ratably according to the respective amounts of their Commitments as most recently in effect, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any Loan Document or any action taken or omitted by the Administrative Agent under any Loan Document, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  Without limiting the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out‑of‑pocket expenses (including reasonable and documented counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under any Loan Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Company.

SECTION 9.06. Guaranty Matters.  The Banks irrevocably authorize and direct the  release of any Guarantor from its obligations under its Guaranty automatically as set forth in Section 7.03(c) and authorize and direct the Administrative Agent to, at the Loan Parties' expense, execute and deliver to the applicable Loan Party such documents or instruments as such Loan Party may reasonably request to evidence the release of such Guaranty.

SECTION 9.07. Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Banks, the Issuing Banks and the Company.  Upon receipt of any such notice of resignation, the Majority Banks shall have the right to appoint a successor, which shall be an Eligible Bank with an office in the United States, or an Affiliate of any such Eligible Bank that is also an Eligible Bank with an office in the United States that, unless an Event of Default pursuant to Section 8.01(a), Section 8.01(c) with respect to a breach of Section 7.02(d) or Section 8.01(e) shall have occurred and then be continuing, is reasonably acceptable to the Company.  If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Banks and the Company), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Banks and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above.

(b) If the Person serving as Administrative Agent is a Defaulting Bank pursuant to clause (e) of the definition thereof, the Majority Banks and the Company may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Administrative Agent and appoint a successor that is an Eligible Bank and that, unless an Event of Default pursuant to Section 8.01(a), Section 8.01(c) with respect to a breach of Section 7.02(d) or Section 8.01(e) shall have occurred and then be continuing, is reasonably acceptable to the Company.

(c) The resignation or removal of the Administrative Agent shall not be effective until the appointment of a successor Administrative Agent and such successor's acceptance of such appointment.

(d) With effect from the effective date of any resignation or removal of the Administrative Agent (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the successor Administrative Agent shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder.  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring or removed Administrative Agent's resignation or removal hereunder, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 9.08. Non-Reliance on Administrative Agent and Other Banks.  Each Bank acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Bank further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any Arranger or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

SECTION 9.09. No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Administrative Agent, a Bank or an Issuing Bank hereunder.

SECTION 9.10. Certain ERISA Matters.

(a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent or any Arranger or any of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i) such Bank is not using "plan assets" (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Advances, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank's entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Bank is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank's entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or such Bank has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent or any Arranger or any of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that:

(i) none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies,

(iv) the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Advances, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Advances, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent and each Arranger hereby informs the Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Advances, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Advances, the Letters of Credit or the Commitments by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker's acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X
 MISCELLANEOUS

SECTION 10.01. Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks and (in the case of an amendment) the Company, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that except as otherwise expressly provided in this Agreement or any other Loan Document, no amendment, waiver or consent shall, (a) unless in writing and signed by all the Banks, (i) waive any of the conditions specified in Section 5.01, (ii) change the definition of "Majority Banks" or the number or percentage in interest of Banks which shall be required for the Banks or any of them to take any action hereunder, (iii) amend this Section 10.01 or (iv) release any material guarantor (except as otherwise provided for in the Loan Documents), (b) unless in writing and signed by each Bank adversely affected thereby, (i) increase the Commitment of any Bank, increase the LC Exposure of any Bank or otherwise subject any Bank to any additional obligations, (ii) reduce the amount of, or interest on, any LC Reimbursement Obligation of the Company to any Bank or the principal of, or rate of interest on, any Advance or any fees, commissions or other amounts payable by the Company to any Bank hereunder, (iii) postpone the scheduled date for any payment of any LC Reimbursement Obligation (or interest thereon) or any principal of, or interest on, the Advances or any fees, commissions or other amounts payable by the Company to any Bank hereunder, or change the Outside Expiry Date or (iv) alter the manner in which payment of LC Reimbursement Obligations or interest thereon or of principal of, or interest on, the Advances or any fees, commissions or other amounts is to be applied as among the Banks and (c) no consent with respect to any amendment, waiver or other modification of any Loan Document shall be required of any Defaulting Bank, except with respect to any amendment, waiver or other modification referred to in subclauses (b)(i), (b)(ii) and (b)(iii) of this proviso and then only in the event such Defaulting Bank shall be adversely affected by such amendment, waiver or other modification; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under any Loan Document, (y) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank directly affected thereby in addition to the Banks required above to take such action, affect the rights or duties of the Issuing Banks under this Agreement and (z) the Company and any Issuing Bank may increase or decrease the Fronting Commitment of such Issuing Bank by an instrument in writing signed by each of them without the consent of any other party hereto.  The Loan Documents constitute the entire agreement of the parties with respect to the subject matter hereof.

SECTION 10.02. Notices, Etc.

(a) All notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or delivered by hand:

(i) if to the Company or any Guarantor:

Cigna Corporation
Two Liberty Place
1601 Chestnut Street
 Philadelphia, Pennsylvania  19192

Attention:  Assistant Treasurer

Telephone No.: 215-761-5393
Telecopier No.: 215-761-5516
 e-mail:  david.scheibe@cigna.com

(ii) if to the Administrative Agent:

JPMorgan Chase Bank, N.A.,
 as Administrative Agent

Address for Notices:

500 Stanton Christiana Rd.
NCC5/ 1st Floor
 Newark, Delaware  19713

Attention:  Loan & Agency Services Group & Robert Madak
Telephone No.: 302-634-1392
Telecopier No.: 12012443629@tls.ldsprod.com
 e‑mail:  Robert.Madak@jpmorgan.com

with a copy to:

Attention:  Kyler Eng
Telephone No: 212-270-8285
 email: kyler.eng@jpmorgan.com

(iii) if to any Bank, at its address (or telecopier number) set forth in its Administrative Questionnaire;

or, as to the Company or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent.  All such notices and communications shall be deemed to have been duly given or made (A) in the case of hand deliveries, when delivered by hand, (B) in the case of mailed notices, upon receipt if sent by certified mail, postage prepaid, and (C) in the case of telecopier or electronic notice, when transmitted and confirmed during normal business hours (or, if delivered after the close of normal business hours, at the beginning of business hours on the next Business Day), except that notices and communications to the Administrative Agent pursuant to Article II, III or V shall not be effective until received by the Administrative Agent.

(b) The Company hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any LC Reimbursement Obligation or any principal of any Advance or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default under this Agreement or (iii) is required to be delivered to satisfy any condition precedent to the occurrence of the Closing Date and/or any borrowing (all such non-excluded communications being referred to herein collectively as "Communications"), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to robert.madak@jpmorgan.com.  In addition, the Company agrees to continue to provide the Communications to the Administrative Agent in the manner otherwise specified in this Agreement but only to the extent requested by the Administrative Agent.

(c) The Company and the Guarantors further agree that the Administrative Agent may make the Communications available to the Banks by posting the Communications on Intralinks or a substantially similar electronic transmission system (the "Platform").  THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE".  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE "AGENT PARTIES") HAVE ANY LIABILITY TO THE COMPANY, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE COMPANY'S OR THE ADMINISTRATIVE AGENT'S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement.  Each Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Bank for purposes of this Agreement.  Each Bank agrees (i) to provide to the Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e) Nothing herein shall prejudice the right of the Administrative Agent or any Bank to give any notice or other communication pursuant to this Agreement in any other manner specified herein.

SECTION 10.03. No Waiver; Remedies.  No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04. Costs, Expenses and Indemnification.

(a) The Company agrees to pay and reimburse on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents and any related documentation, including (and limited to, in the case of fees, charges and disbursements of legal counsel) reasonable and documented fees, charges and disbursements of one counsel to the Administrative Agent (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) with respect hereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder.  The Company further agrees to pay on demand all costs and expenses, if any (including reasonable and documented counsel fees and expenses of the Administrative Agent and each of the Banks), incurred by the Administrative Agent, any Issuing Bank or any Bank in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any Loan Document including reasonable and documented counsel fees and expenses in connection with the enforcement of rights under this Section 10.04(a).  The Company shall not be responsible to reimburse any Bank for the costs of the appointment by such Bank of a Confirming Bank.

(b) The Company hereby indemnifies the Administrative Agent, JPMorgan, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., MUFG Bank, Ltd and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Managers, each Bank, each Issuing Bank and each of their respective Affiliates and their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including all reasonable and documented fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or the transactions contemplated hereby or thereby, whether or not such investigation, litigation or proceeding is brought by the Company, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article V are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such claim, damage, loss, liability or expense (A) is found by a final, non-appealable judgment of a court of competent jurisdiction to result from the bad faith, willful misconduct or gross negligence of such Indemnified Party or any of its Related Parties, (B) to the extent resulting from any proceeding that does not involve an act or omission of the Company or any of its Affiliates and that is brought by an Indemnified Party solely against another Indemnified Party, other than claims against the Administrative Agent, any Arranger or any Issuing Bank in its capacity in fulfilling its role as an agent or arranger under this Agreement or (C) to the extent resulting from a material breach by such Indemnified Party or any Related Parties thereof of its obligations hereunder as found by a final, non-appealable judgment by a court of competent jurisdiction.  The Company's obligation to reimburse legal expenses pursuant hereto shall be limited to the fees, charges and disbursements of one counsel to all Indemnified Parties (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction).  The Company and the Guarantors hereby further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any Guarantor for or in connection with or relating to this Agreement or the transactions contemplated hereby or thereby, except to the extent such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct; provided that nothing in this paragraph shall be deemed to constitute a waiver of any claim the Company may have, or to exculpate any Person from any liability that such Person may have to the Company, for breach by such Person of its obligations under this Agreement.  Neither any Bank, any Issuing Bank nor the Administrative Agent shall in any event be liable for any special, indirect, consequential or punitive damages.  No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby, except to the extent that such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to result primarily from the bad faith, willful misconduct or gross negligence of such Indemnified Party or any of its Related Parties.

(c) If (i) the Company makes any payment of principal of any Eurodollar Rate Advance on a day other than the last day of an Interest Period with respect thereto, or (ii) the Company fails to make a Borrowing or a prepayment of, or a continuation of or a conversion into, Eurodollar Rate Advances after having given notice thereof pursuant to this Agreement, the Company shall reimburse each Bank upon demand for any resulting loss, cost or expense incurred by such Bank, including any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin, for the period after such payment, failure to borrow, failure to continue, failure to convert or failure to prepay, following its receipt of a certificate of such Bank in reasonable detail as to the amount of such loss, cost or expense, which certificate shall be conclusive and binding on the Company in the absence of manifest error.

(d) Amounts due under this Section 10.04 shall be payable not later than 15 Business Days after written demand therefor providing reasonable detail regarding the amount so demanded.

(e) Notwithstanding that Holdco does not constitute the "Company" prior to the consummation of the Reorganization, Holdco hereby agrees to pay or cause to paid, and to be jointly and severally liable with Cigna for, any payment obligations of the Company under this Section 10.04 on or prior to the Reorganization, as if Holdco was named as the "Company" during such time; provided however, that notwithstanding the foregoing or anything to the contrary provided herein, if the Incremental Commitments Termination Date occurs, Holdco will not have any rights, benefits, duties or obligations under any Loan Document as the Company and shall be automatically released and discharged in all respects from all such duties or obligations hereunder and thereunder on and after the Incremental Commitments Termination Date.

SECTION 10.05. Binding Effect.  This Agreement shall become effective on and as of the Effective Date and thereafter shall be binding upon and inure to the benefit of the Company, the Guarantors, if any, the Administrative Agent and each Bank and their respective successors and permitted assigns.

SECTION 10.06. Assignments and Participations.

(a) Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the Company nor any Guarantor, if any, may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Company or any Guarantor without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.06.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, participants referred to in paragraph (e) below and the directors, officers, employees, attorneys and agents of each of the Administrative Agent, the Issuing Banks and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Banks.  Subject to the conditions set forth in clause (c) below, any Bank may assign to one or more Eligible Banks (but not to any other Person) all or a portion of its Commitment, its obligations under each Letter of Credit and the Advances owing to it, subject to the following requirements:

(i) each of the Company and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Bank's obligations in respect of its LC Exposure with respect to a Letter of Credit, each Issuing Bank) shall have consented thereto in writing, such consent not to be unreasonably withheld or delayed, provided that no such consent of the Company shall be required for an assignment to a Bank or an Affiliate of a Bank (so long as such Affiliate is also an Eligible Bank) or, if an Event of Default under Sections 8.01(a), 8.01(c) (but only as a result of a breach of Section 7.02(d), 8.01(e) or 8.01(f) has occurred and is continuing, any other assignee that is an Eligible Bank, provided further that no such consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Bank with a Commitment immediately prior to giving effect to such assignment, or to an Affiliate of such Bank (so long as such Affiliate is also an Eligible Bank);

(ii) such assignment shall be of the same percentage of the assigning Bank's rights and obligations under this Agreement (other than in respect of its Fronting Commitment, if any) and its liability under or in respect of each Letter of Credit;

(iii) except in the case of an assignment by a Bank to one of its Affiliates or to another Bank, the amount of the Commitments of the assigning Bank being assigned (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event (unless the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing) be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof;

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption covering such assignment, and the assignee, if it is not a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(v) the parties to each such assignment (other than the Company) shall, prior to the effectiveness of such assignment, deliver to the Administrative Agent a processing and recordation fee of $3,500.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been transferred to it pursuant to such Assignment and Assumption, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been transferred by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Assumption, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Assumption, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any related agreement, instrument or document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under this Agreement or any related agreement, instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Bank; (vi) such assignee irrevocably appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments and Fronting Commitments, if any, of, and principal amount (and stated interest) of the Advances and LC Disbursements owing to, each Bank pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent, the Issuing Banks and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company, the Issuing Banks and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Assumption executed by an assigning Bank and an assignee representing that it is an Eligible Bank, subject to such assignment, the Administrative Agent shall, if such Assignment and Assumption has been completed (and the Company, the Beneficiaries and the Administrative Agent shall have consented to the relevant assignment) and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company.

(f) (i) Each Bank may sell participations to one or more banks or other entities (other than (x) a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, (y) a Defaulting Lender or (z) any Loan Party or any  Affiliate of any Loan Party)  in or to all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitments and the Advances owing to it); provided that (i) such Bank's obligations under this Agreement (including its Commitment) and the Letters of Credit shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Company, the Administrative Agent, the Issuing Banks and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, (iv) in any proceeding under the United States Bankruptcy Code in respect of the Company, such Bank shall remain and be, to the fullest extent permitted by law, the sole representative with respect to the rights and obligations held in the name of such Bank (whether such rights or obligations are for such Bank's own account or for the account of any participant) and (v) no participant under any such participation agreement shall have any right to approve any amendment or waiver of any provision of this Agreement or the Letters of Credit, or to consent to any departure by the Company therefrom, except to the extent that such amendment, waiver or consent would reduce the LC Reimbursement Obligations or principal of, or interest on, the Advances or any fees, commissions or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of the LC Reimbursement Obligations or of the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.  No sale by a Bank of any participation shall alter the obligations of such Bank under any Letter of Credit.

(ii) Each Bank that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant's interest in the Advances or other obligations under this Agreement (the "Participant Register"); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant's interest in any Commitments, Advances, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Advance, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank, the Company and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. The Company agrees that each participant shall be entitled to the benefits of Sections 4.02 and 4.05 (subject to the requirements and limitations therein, including the requirements under Section 4.05(e) (it being understood that the documentation required under Section 4.05(e) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to this Section; provided that such participant shall not be entitled to receive any greater payment under Sections 4.02 and 4.05, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.

(g) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.06, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company or any of its Subsidiaries furnished to such Bank by or on behalf of the Company; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any information relating to the Company or any of its Subsidiaries received by it from such Bank as more fully set forth in Section 10.13.

(h) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time, without the consent of the Company, create a security interest in all or any portion of its rights under this Agreement, including in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or other central bank.

(i) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time, without the consent of the Company, any Beneficiary or the Administrative Agent but with notice to the Company and the Administrative Agent, assign to an Affiliate (so long as such Affiliate is an Eligible Bank) of such Bank all or any portion of its rights (but not its obligations) under this Agreement.

(j) An Issuing Bank may assign any or all of its Fronting Commitment to an Eligible Bank only with the prior written consent of the Company (not to be unreasonably withheld or delayed); provided, that no such consent shall be required if an Event of Default has occurred and is continuing or the entity serving as Issuing Bank (and its Affiliates) otherwise have no Commitment.

SECTION 10.07. Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Jurisdiction.  Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any other party hereto, or any Related Party thereof, in any way relating to this Agreement or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Waiver of Venue.  Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 10.08. Severability.  In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.09. Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 10.10. Survival.  The obligations of the Company under Sections 2.02(a), 4.02, 4.05, and 10.04, and the obligations of the Banks under Section 9.05, shall survive the repayment of the LC Reimbursement Obligations, the expiration or termination of the Letters of Credit, the termination of the Commitments and the payment in full of principal, interest and all other amounts payable hereunder.  In addition, each representation and warranty made, or deemed to be made by any Notice of Borrowing, Notice of Issuance or Notice of Increase, herein or pursuant hereto shall survive the making of such representation and warranty, and no Bank shall be deemed to have waived, by issuing a Letter of Credit or making an Advance, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Bank, any Issuing Bank or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

SECTION 10.11. Sharing of Set-Offs, Etc.

(a) Without limiting any of the rights or obligations of the Administrative Agent or the Banks or the rights or obligations of the Company hereunder, if the Company shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, without prior notice to the Company (which notice is expressly waived by the Company to the fullest extent permitted by applicable law), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) and any other obligations at any time held or owing by such Bank or any Subsidiary, Affiliate, branch or agency thereof to or for the credit or account of the Company or any Guarantor, if any.  Such Bank shall promptly provide notice to the Company of such set-off, provided that failure by such Bank to provide such notice to the Company shall not give the Company or any Guarantor any cause of action or right to damages or affect the validity of such set-off and application.  The rights of each Bank under this Section are in addition to any other rights and remedies (including any other rights of set-off) that such Bank may have.

(b) Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate LC Reimbursement Obligations or the Advances or interest due with respect thereto in excess of its pro rata share thereof the Bank receiving such proportionately greater payment shall purchase such participations from the other Banks, and/or such other adjustments shall be made, as may be required so that all such payments shall be shared by the Banks pro rata as provided in this Agreement; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount thereof to the payment of indebtedness of the Company other than its indebtedness under this Agreement.  Each of the Company and the Guarantors, if any, agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation under this clause may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Company and such Guarantor in the amount of such participation.

SECTION 10.12. Waiver of Jury Trial.  EACH OF THE COMPANY, EACH GUARANTOR, IF ANY, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE BANKS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.13. Confidentiality.  Neither the Administrative Agent nor any Bank shall disclose any Confidential Information to any Person without the consent of the Company, other than (a) to the Administrative Agent's or such Bank's Affiliates and their officers, directors, employees, agents and advisors (including accountants and lawyers) and to actual or prospective assignees and participants, and then only on a confidential basis (it being understood that any failure of such Persons to comply with this Section 10.13 shall constitute a breach of this Agreement by the Administrative Agent or the relevant Bank, as applicable), (b) to the extent required by any applicable law, rule or regulation or judicial process, (c) to any rating agency when required by it on a confidential basis, (d) to any other party hereto, (e) if necessary in connection with the exercise of any remedies hereunder, (f) subject to an agreement containing provisions substantially the same as those of this paragraph (i) to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) to any counterparty under a swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations under this Agreement and (g) as requested or required by any state, federal or foreign authority or examiner or self-regulatory body regulating banks or banking; provided that, (i) in the case of the foregoing clauses (b), (e) and (g) unless specifically prohibited by applicable law or court order, and to the extent reasonably practicable, each Bank and the Administrative Agent shall notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency or other routine examinations of such Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (ii) in the case of clause (e) only, each Bank and the Administrative Agent shall use its reasonable best efforts to ensure that such information is kept confidential in connection with the exercise of such remedies. In addition, the Administrative Agent and the Banks may disclose the existence of this Agreement and information about this Agreement (solely with respect to information about the Agreement and the transactions contemplated herein of the type customarily provided to such entities) to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Banks in connection with the administration of this Agreement and the Commitments.

SECTION 10.14. USA PATRIOT Act.  Each Bank hereby notifies the Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties and Holdco (if Holdco is not the Company) which information includes the name and address of the Loan Parties and Holdco (if Holdco is not the Company) and other information that will allow such Bank to identify the Loan Parties and Holdco (if Holdco is not the Company) in accordance with the Patriot Act.

SECTION 10.15. No Fiduciary Relationship.  The Company and the Guarantors acknowledge that neither any Bank nor the Administrative Agent has any fiduciary relationship with, or fiduciary duty to, the Company or any Guarantor arising out of or in connection with the Loan Documents, and the relationship between the Administrative Agent and the Banks, on the one hand, and the Company and the Guarantors, on the other, in connection herewith or therewith is solely that of debtor and creditor.  This Agreement does not create a joint venture among the parties.  The Company and the Guarantors further acknowledge that the Administrative Agent, each Bank and their Affiliates, may have economic interests that conflict with those of the Company and its Subsidiaries, their stockholders and/or their Affiliates.

SECTION 10.16. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 10.17. Rights and Obligations following Reorganization.  On and after the Reorganization, Cigna shall not have any rights, benefits, duties or obligations under this Agreement or any Loan Document as the Company (and upon the Reorganization, Cigna shall be automatically discharged and released from all such duties and obligations).

SECTION 10.18. Waiver of Termination Notice.  The Banks which are parties to the Existing Agreement, comprising the "Majority Banks" as defined therein, hereby waive any requirement of notice of termination of the commitments thereunder pursuant to Section 3.04 thereof and of notice of prepayment of Advances to the extent necessary to give effect to Section 5.01(e).

ARTICLE XI
 GUARANTEES

SECTION 11.01. The Guarantees.  To induce the Banks to provide the credits described herein and in consideration of benefits expected to accrue to the Company by reason of the Commitments, the Advances and the Letters of Credit and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor party hereto (including any such Subsidiary executing an Additional Guarantor Supplement in substantially the form attached hereto as Exhibit E or such other form reasonably acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Banks, the due and punctual payment of all present and future Obligations of the Company, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof or any other applicable Loan Document (including all interest, costs, fees, and charges after the entry of an order for relief against the Company or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Company or any such obligor in any such proceeding).  In case of failure by the Company punctually to pay any Obligations guaranteed hereby, each Guarantor of the Company's Obligations under this Section 11.01 hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Company.

SECTION 11.02. Guarantee Unconditional.  The obligations of each Guarantor under this Article XI shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Company or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Company or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Company or other obligor or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which the Company or other obligor or any other guarantor may have at any time against the Administrative Agent, any Bank or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Company or other obligor, any other guarantor, or any other Person or property such Person;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Company or other obligor, regardless of what obligations of the Company or other obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against the Company or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Company or other obligor or any other guarantor of the principal of or interest on any Advance or Letter of Credit or any other amount payable under the Loan Documents; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Bank or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Article XI.

Each Guaranty hereunder shall be a guaranty of payment and not of collection.

SECTION 11.03. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances.  Except as set forth in Section 7.03(c) or Section 9.06, each Guarantor's obligations under this Article XI shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Advances and LC Reimbursement Obligations and all other amounts payable by the Company and Guarantors under this Agreement and all other Loan Documents (other than contingent obligations for which no claim has been made) have been paid in full in cash.  If at any time any payment of the principal of or interest on any Advance or LC Reimbursement Obligation or any other amount payable by the Company or other obligor or any Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Company or other obligor or of any guarantor, or otherwise, each Guarantor's obligations under this Article XI with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

SECTION 11.04. Subrogation.  Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full subsequent to the termination of all the Commitments.  If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the payment in full of the Obligations and all other amounts payable by the Company hereunder and the other Loan Documents (other than contingent obligations for which no claim has been made) and the termination of the Commitments, such amount shall be held in trust for the benefit of the Administrative Agent and the Banks and shall forthwith be paid to the Administrative Agent for the benefit of the Banks or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

SECTION 11.05. Waivers.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Bank or any other Person against the Company or other obligor, another guarantor, or any other Person.

SECTION 11.06. Limit on Liability.  The obligations of each Guarantor under this Article XI shall be limited to an aggregate amount equal to the largest amount that would not render such Guaranty subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law.

SECTION 11.07. Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Company or other obligor under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Company or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Majority Banks.

SECTION 11.08. Benefit to Guarantors.  The Company and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Company has a direct impact on the success of each Guarantor.  Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

SECTION 11.09. Guarantor Covenants.  Each Guarantor shall take such action as the Company is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Company is required by this Agreement to prohibit such Guarantor from taking.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CIGNA CORPORATION

By:	/s/ Eric P. Palmer
Name: Eric P. Palmer
Title: Chief Financial Officer

HALFMOON PARENT, INC.

By:	/s/ Eric P. Palmer
Name: Eric P. Palmer
Title: President

[Cigna Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	/s/ Kyler Eng
Name: Kyler Eng
Title: Vice President

[Cigna Credit Agreement]

Banks

JPMORGAN CHASE BANK, N.A.,
as Bank and Issuing Bank

By:	/s/ Kyler Eng
Name: Kyler Eng
Title: Vice President

CITIBANK, N.A.,
as Bank and Issuing Bank

By:	/s/Maureen P. Maroney
Name: Maureen P. Maroney
Title: Vice President

BANK OF AMERICA, N.A.,
as Bank and Issuing Bank

By:	/s/ Yinghua Zhang
Name: Yinghua Zhang
Title: Director

MORGAN STANLEY BANK, N.A.,
as Bank and Issuing Bank

By:	/s/ Anish Shah
Name: Anish Shah
Title: Authorized Signatory

MUFG BANK, Ltd.,
as Bank and Issuing Bank

By:	/s/ Glenn Schuermann
Name: Glenn Schuermann
Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Bank and Issuing Bank

By:	/s/ Matt Olson
Name: Matt Olson
Title: Managing Director

[Cigna Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Bank

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

GOLDMAN SACHS BANK USA,
as Bank

By:	/s/ Annie Carr
Name: Annie Carr
Title: Authorized Signatory

HSBC Bank USA, National Association,
as Bank

By:	/s/ Payne Miller
Name: Payne Miller
Title: Director, Financial Institutions Group

Credit Agricole Corporate and Investment Bank,
As Bank

By:	/s/ Jill Wong
Name: Jill Wong
Title: Director

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

[Cigna Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Bank

By:	/s/ John D. Toronto
Name: John D. Toronto
Title: Authorized Signatory

By:	/s/ Warren Van Heyst
Name: Warren Van Heyst
Title: Authorized Signatory

Mizuho Bank, Ltd.,
as Bank

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION,
as Bank

By:	/s/ Matthew Titus
Name: Matthew Titus
Title: Vice President

U.S. Bank National Association,
as Bank

By:	/s/ Maria Massimino
Name: Maria Massimino
Title: Vice President

Australia and New Zealand Banking Group Limited,
as Bank

By:	/s/ Robert Grillo
Name: Robert Grillo
Title: Director

[Cigna Credit Agreement]

The Bank of New York Mellon,
as Bank

By:	/s/ John M. DiMarsico
Name: John M. DiMarsico
Title: Director

FIFTH THIRD BANK,
as Bank

By:	/s/ Ellie Robertson
Name: Ellie Robertson
Title: Officer

REGIONS BANK,
as Bank

By:	/s/ Ned Spitzer
Name: Ned Spitzer
Title: Managing Director

ROYAL BANK OF CANADA,
as Bank

By:	/s/ Diana Lee
Name: Diana Lee
Title: Authorized Signatory

The Bank of Nova Scotia,
as Bank

By:	/s/ Michelle C. Phillips
Name: Michelle C. Phillips
Title: Director & Execution Head

Sumitomo Mitsui Banking Corporation,
as Bank

By:	/s/ Katsuyuki Kubo
Name: Katsuyuki Kubo
Title: Managing Director

[Cigna Credit Agreement]

SunTrust Bank,
as Bank

By:	/s/ Ben Cumming
Name: Ben Cumming
Title: Managing Director

The Toronto-Dominion Bank, New York Branch,
as Bank

By:	/s/ Annie Dorval
Name: Annie Dorval
Title: Authorized Signatory

[Cigna Credit Agreement]

SCHEDULE 1

COMMITMENTS

Bank	Initial Commitments	Incremental Commitments	Aggregate Commitments After Giving Effect to Incremental Commitments (if applicable)	Fronting Commitment
JPMorgan Chase Bank, N.A.	$115,384,615.38	$134,615,384.62	$250,000,000.00	$50,000,000.00
Citibank, N.A.	$115,384,615.38	$134,615,384.62	$250,000,000.00	$50,000,000.00
Bank of America, N.A.	$115,384,615.38	$134,615,384.62	$250,000,000.00	$50,000,000.00
Morgan Stanley Bank, N.A.	$115,384,615.40	$134,615,384.60	$250,000,000.00	$50,000,000.00
MUFG Bank, Ltd	$115,384,615.38	$134,615,384.62	$250,000,000.00	$50,000,000.00
Wells Fargo Bank, National Association	$115,384,615.38	$134,615,384.62	$250,000,000.00	$50,000,000.00
Deutsche Bank AG New York Branch	$76,153,846.15	$88,846,153.85	$165,000,000.00
Goldman Sachs Bank USA	$76,153,846.15	$88,846,153.85	$165,000,000.00
HSBC Bank USA, National Association	$76,153,846.15	$88,846,153.85	$165,000,000.00
Credit Agricole Corporate and Investment Bank	$61,846,153.85	$72,153,846.15	$134,000,000.00
Credit Suisse AG, Cayman Islands Branch	$61,846,153.85	$72,153,846.15	$134,000,000.00
Mizuho Bank, Ltd.	$61,846,153.85	$72,153,846.15	$134,000,000.00
PNC Bank, National Association	$61,846,153.85	$72,153,846.15	$134,000,000.00
U.S. Bank National Association	$61,846,153.85	$72,153,846.15	$134,000,000.00
Australia and New Zealand Banking Group Limited	$30,000,000.00	$35,000,000.00	$65,000,000.00
The Bank of New York Mellon	$30,000,000.00	$35,000,000.00	$65,000,000.00
Fifth Third Bank	$30,000,000.00	$35,000,000.00	$65,000,000.00
Regions Bank	$30,000,000.00	$35,000,000.00	$65,000,000.00
Royal Bank of Canada	$30,000,000.00	$35,000,000.00	$65,000,000.00
The Bank of Nova Scotia	$30,000,000.00	$35,000,000.00	$65,000,000.00

Schedule 1

Bank	Initial Commitments	Incremental Commitments	Aggregate Commitments After Giving Effect to Incremental Commitments (if applicable)	Fronting Commitment
Sumitomo Mitsui Banking Corporation	$30,000,000.00	$35,000,000.00	$65,000,000.00
SunTrust Bank	$30,000,000.00	$35,000,000.00	$65,000,000.00
The Toronto-Dominion Bank, New York Branch	$30,000,000.00	$35,000,000.00	$65,000,000.00
TOTAL	$1,500,000,000	$1,750,000,000	$3,250,000,000

[Cigna Credit Agreement]

SCHEDULE 2

PRICING SCHEDULE

Company's Rating Level[1]	Applicable Commitment Fee Rate	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Base Rate Advances
1	5.0 bps	75.0 bps	0.0 bps
2	7.0 bps	87.5 bps	0.0 bps
3	9.0 bps	100.0 bps	0.0 bps
4	11.0 bps	112.5 bps	12.5 bps
5	15.0 bps	125.0 bps	25.0 bps

1 For purposes hereof, "Company's Rating Level" shall refer to Cigna's rating level until Holdco is rated after giving effect to the transactions contemplated herein, at which point Holdco's ratings shall be used.
Schedule 2

SCHEDULE 3

EXISTING LETTERS OF CREDIT

Issuing Bank:  CITIBANK, N.A.

L/C No.	Currency	Amount	Expiration Date
63653742	USD	$6,500,000	3/7/19
63662373	USD	$3,696,934	7/30/18

Schedule 3

EXHIBIT A-1

FORM OF NOTICE OF ISSUANCE

JPMorgan Chase Bank, N.A., as Administrative
  Agent for the Banks parties
  to the Credit Agreement
  referred to below
1420 Highland Manor Dr. 4th Floor
Tampa, Florida  33610
Email:  gts.ib.standby@jpmchase.com

________ __, 20__

Ladies and Gentlemen:

The undersigned refers to the Revolving Credit and Letter of Credit Agreement dated as of April 6, 2018 (as from time to time amended, the "Credit Agreement", the terms defined therein being used herein as therein defined), among, inter alia, the undersigned, certain Banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for said Banks, and hereby gives you notice pursuant to Section 2.01 of the Credit Agreement that the undersigned hereby requests issuance of a Letter of Credit (the "Subject Letter of Credit"), as follows:

Requested Form:	Attached
Issuing Bank:
Date of Issuance:	________ __, 20__
Initial Maximum Amount:	$________
LC Expiry Date:	________ __, 20__

Form of Notice of Issuance

Very truly yours,
[CIGNA CORPORATION] [HALFMOON PARENT, INC.]

By________________________
Name:
Title:

Form of Notice of Issuance

Exhibit A-1-2

EXHIBIT A-2

FORM OF NOTICE OF INCREASE

JPMorgan Chase Bank, N.A., as Administrative
  Agent for the Banks parties
  to the Credit Agreement
  referred to below
1420 Highland Manor Dr. 4th Floor
Tampa, Florida  33610
Email:  gts.ib.standby@jpmchase.com

Re:  Letter of Credit No. ___________

________ __, 20__

Ladies and Gentlemen:

The undersigned refers to the Revolving Credit and Letter of Credit Agreement dated as of April 6, 2018 (as from time to time amended, the "Credit Agreement", the terms defined therein being used herein as therein defined), among, inter alia, the undersigned, certain Banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for said Banks, and requests pursuant to Section 2.01 thereof an amendment of [Insert description of Letter of Credit] to increase the Maximum Amount as defined therein, as follows (the "Proposed Amendment"):

Effective Date of Increase:	________ __, 20__
Maximum Amount After Giving
Effect to Increase:	$________

Form of Notice of Issuance

Very truly yours,
[CIGNA CORPORATION] [HALFMOON PARENT, INC.]
By________________________
Name:
Title:

Form of Notice of Issuance

Exhibit A-2-2

EXHIBIT A-3

FORM OF NOTICE OF REDUCTION

JPMorgan Chase Bank, N.A., as Administrative
  Agent for the Banks parties
  to the Credit Agreement
  referred to below
1420 Highland Manor Dr. 4th Floor
Tampa, Florida  33610
Email:  gts.ib.standby@jpmchase.com

Re:  Letter of Credit No. ________________

________ __, 20__

Ladies and Gentlemen:

The undersigned refers to the Revolving Credit and Letter of Credit Agreement dated as of April 6, 2018 (as from time to time amended, the "Credit Agreement", the terms defined therein being used herein as therein defined), among, inter alia, the undersigned, certain Banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for said Banks, and hereby requests pursuant to Section 2.01 thereof an amendment of [Insert description of Letter of Credit] (the "Subject Letter of Credit") to reduce the Maximum Amount as defined therein, as follows:

Effective Date of Reduction:	________ __, 20__
Maximum Amount After Giving
Effect to Reduction:	$________

Attached hereto is a true copy of the written consent of the Beneficiary of the Subject Letter of Credit to such reduction.

Very truly yours,

[CIGNA CORPORATION] [HALFMOON PARENT, INC.]

By________________________
Name:
Title:

Form of Notice of Issuance

EXHIBIT B

FORM OF NOTICE OF BORROWING

JPMorgan Chase Bank, N.A., as Administrative Agent
for the Banks parties to the Revolving
Credit Agreement referred to below
500 Stanton Christiana Rd.
NCC5 / 1st Floor
Newark, Delaware 19713
Email:  robert.madak@jpmorgan.com
________ __, 20__

Ladies and Gentlemen:

The undersigned refers to the Revolving Credit and Letter of Credit Agreement dated as of April 6, 2018 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among, inter alia, the Company, the Banks named therein and JPMorgan Chase Bank, N.A., as administrative agent for said Banks, and hereby gives you notice, irrevocably, pursuant to Section 3.02 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 3.02(a) of the Credit Agreement:

 (i)   The Business Day of the Proposed Borrowing is ________ __, 20__.

(ii)   The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii)  The aggregate amount of the Proposed Borrowing is $________.

[(iv)] [The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is ___ month[s].]

Very truly yours,

[CIGNA CORPORATION] [HALFMOON PARENT, INC.]

By________________________
Name:
Title:

Form of Notice of Issuance

EXHIBIT C

FORM OF NOTE
 PROMISSORY NOTE

U.S. $_______________	________ __, 20__

New York, New York

FOR VALUE RECEIVED, the undersigned, a Delaware corporation (the "Company") hereby promises to pay to __________________ (the "Bank"), for the account of its Applicable Lending Office provided for by the Credit Agreement as defined below, at the office of JPMorgan Chase Bank, N.A., at 500 Stanton Christiana Rd., NCC5 / 1st Floor, Newark, Delaware 19713, the principal sum of $________ Dollars, or such lesser amount as shall equal the aggregate unpaid principal amount of the Advances made by the Bank to the Company under the Credit Agreement, in Dollars in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount hereof, at such office, in like money and funds, for the period commencing on the date hereof to but excluding the date of payment hereof in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Advance made by the Bank to the Company, and each payment made on account of the principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note, endorsed by the Bank on the schedule attached hereto or any continuation thereof, provided that the failure of the Bank to make any such recordation (or any error in making any such recordation) or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Advances made by the Bank to the Company.

This Note is one of the Notes referred to in the Revolving Credit and Letter of Credit Agreement dated as of April 6, 2018 (as modified and supplemented and in effect from time to time, the "Credit Agreement") among, inter alia, the Company, the Banks party thereto (including the Bank) and JPMorgan Chase Bank, N.A., as Administrative Agent, and evidences Advances made thereunder by the Bank to the Company.  Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of the Advances upon the terms and conditions specified therein.  [On and after the Reorganization, Cigna shall not have any rights, benefits, duties or obligations under this Note as the Company (and upon the Reorganization, Cigna shall be automatically discharged and released from all such duties and obligations).]1

Except as permitted by Section 10.06 of the Credit Agreement, this Note may not be assigned by the Bank to any other Person.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

1 To be inserted in Notes issued prior to the Reorganization.
Form of Note

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its authorized officer as of the day and year first above written.

[CIGNA CORPORATION] [HALFMOON PARENT, INC.]

By________________________
    Name:
    Title:

Form of Note

Exhibit C-2

SCHEDULE OF ADVANCES

This Note evidences Advances made under the within‑described Credit Agreement to the Company, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments and prepayments of principal set forth below:

Date Made	Principal Amount of Advance	Type of Advance	Interest Rate	Duration of Interest Period	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT D

Form of Assignment and Assumption

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee").  Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit and Letter of Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below, together with the participations in the Letter of Credit on the Effective Date, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest").  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________
2.	Assignee:	______________________________
[and is an Affiliate of [identify Bank]1]
3.	Company:	[Cigna Corporation] [Halfmoon Parent, Inc.]
4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

1 Select as applicable.
Assignment and Assumption

5.	Credit Agreement:
The Revolving Credit and Letter of Credit Agreement dated as of April 6, 2018 among, inter alia, Cigna Corporation, Halfmoon Parent, Inc., the Banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Advances for all Banks	Amount of Commitment/Advances Assigned	Percentage Assigned of Commitment/Advances[2]
Commitments	$	$	%

Effective Date (herein, the "Effective Date"):  ________ __, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________
Name:
Title:

2 Set forth, to at least 9 decimals, as a percentage of the Commitments/Advances of all Banks thereunder.
Assignment and Assumption

Exhibit D-2

[Consented to and]3 Accepted:

JPMORGAN CHASE BANK, N.A., as
   Administrative Agent

By:______________________________
Name:
Title:

[CIGNA CORPORATION] [HALFMOON PARENT, INC.]

By:______________________________
Name:
Title:4

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
4 To be added only if the consent of the Company is required by the terms of the Credit Agreement.
Assignment and Assumption

Exhibit D-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
 ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim created by the Assignor and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it is an "Eligible Bank" within the meaning of the Credit Agreement, (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (iii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder and (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 6.01(e) thereof or delivered pursuant to Section 7.01(f) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Bank; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank and (iii) it irrevocably authorizes the Administrative Agent to execute and deliver a Replacement Letter of Credit reflecting the Assignment.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Assignment and Assumption

EXHIBIT E

FORM OF ADDITIONAL GUARANTOR SUPPLEMENT

JPMorgan Chase Bank, N.A., as Administrative Agent for the Banks party to the Revolving Credit and Letter of Credit Agreement dated as of April 6, 2018, among Cigna Corporation, a Delaware corporation, Halfmoon Parent, Inc., a Delaware corporation, the Guarantors referred to therein, the Banks party thereto from time to time, and the Administrative Agent (as extended, renewed, amended or restated from time to time, the "Credit Agreement").

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above.  Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a "Guarantor" for all purposes of the Credit Agreement, effective from the date hereof.  The undersigned confirms that the representations and warranties set forth in Article VI of the Credit Agreement are true and correct in all material respects as to the undersigned as of the date hereof, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date, provided that any representation and warranty that is qualified as to "materiality" or "Material Adverse Effect" shall be true and correct (after giving effect to any qualifications therein) in all respects.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Article XI thereof, to the same extent and with the same force and effect as if the undersigned were a signatory thereto as a Guarantor.

The undersigned acknowledges that this Additional Guarantor Supplement shall be effective upon its execution and delivery by the undersigned to the Administrative Agent, and it shall not be necessary for the Administrative Agent or any Bank, or any of their Affiliates entitled to the benefits hereof, to execute this Additional Guarantor Supplement or any other acceptance hereof.  This Additional Guarantor Supplement shall be construed in accordance with and governed by the internal laws of the State of New York.

Very truly yours,

[Name of Subsidiary Guarantor]
By ______________________
Name __________________
Title ___________________

Additional Guarantor Supplement

Exhibit F-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Banks That Are Not Partnerships For United States Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Letter of Credit Agreement dated as of April 6, 2018 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among Cigna Corporation, Halfmoon Parent, Inc., the direct and indirect Subsidiaries of the Company from time to time party thereto, as Guarantors, the financial institutions listed under the heading "Banks" on the signature pages thereof, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 4.05 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Borrowing(s) (as well as any Note(s) evidencing such Borrowing(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Company with a duly completed and executed certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E (or an applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Bank that is a disregarded entity for United States federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Bank's regarded owner for United States federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Name of Bank]

By _____________________________
Name _____________________________
Title______________________________
Date_______________________________
Form of U.S. Tax Compliance Certificate

Exhibit F-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For United States Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Letter of Credit Agreement dated as of April 6, 2018 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among Cigna Corporation, Halfmoon Parent, Inc., the direct and indirect Subsidiaries of the Company from time to time party thereto, as Guarantors, the financial institutions listed under the heading "Banks" on the signature pages thereof, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 4.05 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Bank with a duly completed and executed certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E (or an applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a participant that is a disregarded entity for United States federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such participant's regarded owner for United States federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Name of Participant]

By ________________________________
Name _____________________________
Title ______________________________
Date_______________________________

Form of U.S. Tax Compliance Certificate

Exhibit F-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For United States Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Letter of Credit Agreement dated as of April 6, 2018 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among Cigna Corporation, Halfmoon Parent, Inc., the direct and indirect Subsidiaries of the Company from time to time party thereto, as Guarantors, the financial institutions listed under the heading "Banks" on the signature pages thereof, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 4.05 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Bank with a duly competed and executed Internal Revenue Service Form W-8IMY, accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly completed and executed Internal Revenue Service Form W-8BEN or W-8BEN-E  (or an applicable successor form) or (ii) a duly completed and executed Internal Revenue Service Form W-8IMY accompanied by a duly completed and executed Internal Revenue Service Form W-8BEN or W-8BEN-E (or an applicable successor form) from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by Internal Revenue Service Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Name of Participant]

By ____________________________________
Name _____________________________
Title ______________________________
Date_______________________________
Form of U.S. Tax Compliance Certificate

Exhibit F-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Banks That Are Partnerships For United States Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Letter of Credit Agreement dated as of April 6, 2018 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among Cigna Corporation, Halfmoon Parent, Inc., the direct and indirect Subsidiaries of the Company from time to time party thereto, as Guarantors, the financial institutions listed under the heading "Banks" on the signature pages thereof, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 4.05 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Borrowing(s) (as well as any Note(s) evidencing such Borrowing(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Borrowing(s) (as well as any Note(s) evidencing such Borrowing(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Company with a duly completed and executed Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly completed and executed Internal Revenue Service Form W-8BEN or W-8BEN-E (or an applicable successor form) or (ii) a duly completed and executed Internal Revenue Service Form W-8IMY accompanied by a duly completed and executed Internal Revenue Service Form W-8BEN or W-8BEN-E (or an applicable successor form) from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by Internal Revenue Service Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Name of Bank]

By ___________________________________
Name _____________________________
Title ______________________________
Date_______________________________

Form of U.S. Tax Compliance Certificate